As filed with the Securities and Exchange Commission on December 7, 2006
Registration No. 333-137961

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT No. 1
TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FERRELLGAS PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware	43-1698480

(State or other jurisdiction of incorporation	(I.R.S. Employer Identification No.)
or organization)
7500 College Boulevard, Suite 1000, Overland Park, KS 66210
(913) 661-1500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)
Kevin T. Kelly
Senior Vice President and Chief Financial Officer
Ferrellgas, Inc.
7500 College Boulevard, Suite 1000, Overland Park, KS 66210
(913) 661-1500

(Name, address, including zip code, and telephone number, including area code, of registrant’s agent for service)

Copies to:
David L. Ronn
Mayer, Brown, Rowe & Maw LLP
700 Louisiana Street, Suite 3400
Houston, Texas 77002
(713) 238-2661
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 7, 2006
PROSPECTUS
$200,000,000
Ferrellgas Partners, L.P.
Common Units
     This prospectus relates to up to $200,000,000 of common units representing limited partner interests in us that we may offer for sale in connection with our direct purchase and distribution reinvestment plan. Our direct purchase and distribution reinvestment plan is designed to provide investors with a convenient and economical way to purchase our common units. Under our direct purchase and distribution reinvestment plan, participants may:
•	purchase their first common units by making an initial cash investment of at least $1,000.00 and up to $10,000.00;

•	purchase additional common units by making optional cash investments at any time of at least $100.00 per payment and up to a maximum of $10,000.00 per month;

•	make optional cash investments in excess of $10,000.00 per month, but only after submission of a written request for waiver has been made to us and after we have given our written approval, which we may grant or refuse to grant in our sole discretion;

•	on investments in excess of $10,000.00 that we approve, purchase newly-issued common units at a discount of up to 5%, as we may determine from time to time in our sole discretion; and

•	increase their holdings in us by reinvesting their cash distributions.
     Please read this prospectus in its entirety for a more detailed description of our direct purchase and distribution reinvestment plan and its features.
     Our common units are traded on the New York Stock Exchange under the symbol “FGP.” On October 10, 2006, the last reported sales price for our common units as reported on the NYSE Composite Transactions tape was $22.71 per common unit.
     INVESTING IN OUR COMMON UNITS INVOLVES RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 3 OF THIS PROSPECTUS.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is            , 2006.

ABOUT THIS PROSPECTUS
     Neither this prospectus nor any accompanying prospectus supplement contains or will contain, as applicable, all of the information included in the registration statement, as permitted by the rules and regulations of the SEC. To understand fully the terms of the common units we are offering with this prospectus, you should carefully read this entire prospectus and any applicable prospectus supplement, as well as the documents we have incorporated by reference. We are subject to the informational requirements of the Exchange Act and therefore file reports and other information with the SEC. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are only summaries. If SEC rules or regulations require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the front of each document.
     YOU SHOULD CAREFULLY READ THIS PROSPECTUS AND THE INFORMATION WE HAVE INCORPORATED BY REFERENCE AS DESCRIBED UNDER THE SECTION ENTITLED “WHERE YOU CAN FIND MORE INFORMATION.” WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE SUCH OFFER OR SALE IS NOT PERMITTED.
     The information in this prospectus is accurate as of            , 2006. You should rely only on the information contained in this prospectus and the information we have incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information provided by this prospectus or the information we have incorporated by reference is accurate as of any date other than the date of the respective document or information, as applicable. If information in any of the documents we have incorporated by reference conflicts with information in this prospectus, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the information in the most recent incorporated document.

PROSPECTUS SUMMARY
     This summary may not contain all of the information that may be important to you. You should carefully read this entire prospectus and the other information incorporated by reference to understand fully the terms of our common units being offered hereunder, as well as the material tax and other considerations that may be important to you in making your investment decision. You should pay special attention to the section entitled “Risk Factors” beginning on page 3 of this prospectus to determine whether an investment in our common units is appropriate for you. See “Where You Can Find More Information” beginning on page 42 of this prospectus.
     In this prospectus, unless the context indicates otherwise:
•	“us,” “we,” “our,” or “ours,” refer to Ferrellgas Partners, L.P. together with its consolidated subsidiaries, except when used in connection with “common units,” in which case these terms refer to Ferrellgas Partners, L.P. without its consolidated subsidiaries;

•	“Ferrellgas Partners” refers to Ferrellgas Partners, L.P., without its consolidated subsidiaries;

•	“general partner” refers to Ferrellgas, Inc.;

•	“operating partnership” refers to Ferrellgas, L.P., together with its consolidated subsidiaries;

•	“qualified employees” refers to executive officers of us and our general partner, as well as to non-executive employees of us and our general partner who participate in the plan through payroll deductions; and

•	“unitholders” refers to holders of common units of Ferrellgas Partners.
     Ferrellgas Partners, L.P. is a Delaware limited partnership. Its common units are listed on the New York Stock Exchange under the symbol “FGP.” Ferrellgas Partners is a holding entity that conducts no operations and has two direct subsidiaries, Ferrellgas Partners Finance Corp., a Delaware corporation, and its operating partnership, Ferrellgas, L.P., a Delaware limited partnership. Ferrellgas Partners’ activities are primarily conducted through the operating partnership. Ferrellgas Partners’ only significant assets are its approximate 99% limited partnership interest in the operating partnership and its 100% equity interest in Ferrellgas Partners Finance Corp. Ferrellgas Partners is the sole limited partner of the operating partnership.
     We are a leading distributor of propane and related equipment and supplies to customers primarily in the United States. We believe that we are the second largest retail marketer of propane in the United States, including the largest national provider of propane by portable tank exchange, as measured by our propane sales volumes in fiscal 2005.
     Ferrellgas Partners’ general partner, Ferrellgas, Inc., performs all management functions for Ferrellgas Partners and its subsidiaries, and holds a 1% general partner interest in Ferrellgas Partners and an approximate 1% general partner interest in the operating partnership. The general partner does not receive any management fee in connection with its management of Ferrellgas Partners or its subsidiaries, and does not receive any remuneration for its services as the general partner of Ferrellgas Partners and the operating partnership, other than reimbursement for all direct and indirect expenses it incurs in connection with Ferrellgas Partners’ operations and those of its subsidiaries.
     The parent company of the general partner, Ferrell Companies, Inc., beneficially owns approximately 32% of our outstanding common units. Ferrell Companies is owned 100% by an employee stock ownership trust, established in 1998 for the benefit of the employees of Ferrell Companies and the general partner.
     For additional information regarding our business, we refer you to our filings with the SEC incorporated by reference in this prospectus. See “Where You Can Find More Information.”
     Our executive offices are located at 7500 College Boulevard, Suite 1000, Overland Park, KS 66210, and our telephone number is (913) 661-1500.

RISK FACTORS
     Before you invest in our common units, you should be aware that there are various risks. In addition to the factors listed below, please see the section entitled “Item 1. Business — Risk Factors” of our most recently-filed Annual Report on Form 10-K, for a discussion of particular factors you should consider before determining whether an investment in our common units is appropriate for you. See “Where You Can Find More Information” beginning on page 42 of this prospectus.
Risks Inherent to Participation in Our Direct Purchase and Distribution Reinvestment Plan
If you wish to sell your common units, you must bear the market risk associated with fluctuations in the price of our common units.
     Because the administrator of our direct purchase and distribution reinvestment plan will arrange for any sale of common units under the plan, neither we nor you will have the authority or power to control either the timing or the pricing of common units sold. Therefore, you will not be able to time precisely your sales through our direct purchase and distribution reinvestment plan, and you will bear the market risk associated with fluctuations in the price of our common units. That is, if you send in a request to sell your common units through our direct purchase and distribution reinvestment plan, the market price of our common units could go up or down before the sale is completed.
We cannot assure you that there will be a profit or that you will be able to prevent a loss on common units that you purchase or sell under our direct purchase and distribution reinvestment plan.
     The value of common units that you purchase under our direct purchase and distribution reinvestment plan is subject to fluctuations in market price. If the market price decreases after you make your investment, then you will suffer a loss on the common units that you purchase under our direct purchase and distribution reinvestment plan.
We cannot assure you of the source of the common units that you elect to purchase under our direct purchase and distribution reinvestment plan.
     We may, without giving you prior notice, change our determination as to whether the administrator of our direct purchase and distribution reinvestment plan will purchase common units directly from us, in the open market or in privately-negotiated transactions from third parties. This could increase the purchase price of your common units due to the application of fees associated with purchases in the open market.
We may elect to set a minimum price on the common units that may be sold to you under our direct purchase and distribution reinvestment plan, and we may not disclose that minimum price to you.
     We may, in our sole discretion, establish a minimum, “threshold” price at or above which we will allow the sale of our common units pursuant to requests for waiver during a pricing period. While we will notify our plan administrator of any threshold price that we establish for an applicable pricing period, we may not disclose that minimum price to you. Generally, this means that, for an applicable pricing period, if the market price for our common units is lower than our established minimum threshold price, then the average purchase price for our common units in that pricing period will exclude any of the days in which our common units traded lower than our established minimum price. You may therefore not know, prior to purchase, the actual number of common units purchased for your account under our direct purchase and distribution reinvestment plan, or the precise method by which we calculated the number of common units purchased.
We cannot assure you that the common units purchased for you on the open market under our direct purchase and distribution reinvestment plan will be at the best price then available.
     Because the investment price may represent an average of numerous market prices, the actual price at which you purchase common units may actually exceed the price at which you could have purchased common units in the open market on the applicable investment date.

We cannot assure you that any discount on newly-issued common units acquired under our direct purchase and distribution reinvestment plan will be available again for any future period.
     On purchases in excess of $10,000.00 that we approve, you may not be able to depend on the availability of a discount on newly-issued common units acquired under our direct purchase and distribution reinvestment plan. While we may establish a discount from market prices of up to 5% for a particular period, a discount for one period will not ensure the availability of the same discount or any discount for future periods.
A portion of each of your cash investments in our direct purchase and distribution reinvestment plan may neither be invested in common units nor earn interest.
     You will not receive interest on any funds:
•	held by the administrator of our direct purchase and distribution reinvestment plan pending investment or reinvestment;

•	returned if we suspend or terminate our direct purchase and distribution reinvestment plan;

•	returned if your investment exceeds $10,000.00 and is not approved by us; or

•	returned if we have approved your investment in excess of $10,000.00 and our minimum threshold price is not met on any day in the applicable pricing period.

USE OF PROCEEDS
     Unless we indicate otherwise in an applicable prospectus supplement, we will use the net proceeds from the sale of the common units for general business purposes, including but not limited to:
•	repayment of our debt;

•	future acquisitions;

•	capital expenditures; and

•	working capital.

COMMON QUESTIONS ABOUT OUR DIRECT PURCHASE AND DISTRIBUTION REINVESTMENT PLAN
     The following question and answer section is qualified in its entirety by reference to the full text of our direct purchase and distribution reinvestment plan contained in this prospectus. See “Ferrellgas Partners, L.P. Direct Purchase and Distribution Reinvestment Plan” beginning on page 10 of this prospectus. Capitalized terms not defined in this section have the respective meanings given to them in our plan.
1.	What is the purpose of our plan?
     Our plan is intended to provide investors with a simple, convenient and economical method to purchase our common units and to reinvest all or a portion of their cash distributions in additional Ferrellgas Partners common units. In turn, our plan may provide us with an economical and flexible mechanism to raise equity capital through sales of our common units. To the extent our common units are purchased directly from us under our plan, we will receive proceeds that we will use for our general business purposes. We will not, however, receive any proceeds from sales of our common units that Computershare Trust Company, N.A., our plan administrator, may purchase, at our discretion, in the open market or in negotiated transactions with third parties to supply common units issued to participants under our plan.
2.	Who is eligible to participate in our plan?
     The persons eligible to participate in our plan include:
•	all U.S. citizens, corporations, partnerships or other entities incorporated or domiciled in the United States;

•	our existing unitholders; and

•	under certain circumstances, persons who are not U.S. citizens. See “Ferrellgas Partners, L.P. Direct Purchase and Distribution Reinvestment Plan — Enrollment” beginning on page 11 of this prospectus.
3.	How do I enroll in the plan?
     If you do not currently own any of our common units, you can join our plan via the Internet at www.computershare.com/equiserve and following the instructions provided or by completing an initial enrollment form, indicating your initial investment, and returning it to the plan administrator:
•	with an initial cash investment of at least $1,000.00, or

•	by authorizing, on the initial enrollment form, a minimum of ten (10) consecutive monthly automatic deductions of at least $100.00 per month from your U.S. bank account.
     If you already own our common units and are a unitholder of record on our books, you may join our plan by:
•	completing an enrollment form, and returning it to the plan administrator, or

•	enrolling online through the plan administrator’s website at www.computershare.com/equiserve and following the instructions provided.
     If you currently own our common units through a broker, bank or other intermediary account, and you want to participate directly in the plan, you should instruct your broker, bank or trustee to register some or all of your Ferrellgas Partners common units directly in your name. You can choose whether to receive a physical unit certificate for your units or to have your units re-registered in your name through the Direct Registration System of

The Depository Trust Company by instructing your broker to electronically transfer them to an account that will be set up for you with our transfer agent.
     You also may arrange to have your broker, bank or other nominee participate in the plan on your behalf. In this case, your participation may be on terms and conditions that may differ from the terms and conditions of this plan and you will be limited to the distribution reinvestment feature of the plan only. The terms and conditions also will be subject to the terms and conditions of your bank, broker or nominee.
See “Ferrellgas Partners, L.P. Direct Purchase and Distribution Reinvestment Plan — Enrollment” beginning on page 11 of this prospectus.
4.	May I automatically reinvest distributions on my common units under the plan?
     Yes. You may elect to reinvest all, part or none of the distributions on your Ferrellgas Partners common units for the purchase of additional Ferrellgas Partners common units. You must select one of the three distribution options on the enrollment form. If you complete and return an enrollment form without selecting a distribution option, your distributions will automatically be fully reinvested to purchase additional Ferrellgas Partners common units.

Full distribution reinvestment	If you select full distribution reinvestment, cash distributions paid on all of your Ferrellgas Partners common units in our plan will automatically be reinvested to purchase additional Ferrellgas Partners common units.

Partial distribution reinvestment	If you select partial distribution reinvestment, a portion of your cash distribution will be paid to you in cash, and the remainder will automatically be reinvested to purchase additional Ferrellgas Partners common units. To do this, you must specify the number of whole units with respect to which you wish to receive cash distributions. You may choose to have these cash distributions directly deposited to your designated U.S. bank account or sent to you by check.

All cash (no distribution reinvestment)	If you select all cash (no distribution reinvestment), all of your distribution will be paid to you in cash. You may choose to have these cash distributions directly deposited to your designated U.S. bank account or sent to you by check.
     To have your distributions directly deposited in your designated bank account, you must complete and return an authorization for electronic direct deposit form. You can request a copy of an authorization for electronic direct deposit form from our plan administrator at 1-800-730-6001. You can also authorize the direct deposit of distributions when you enroll online or access your account online at www.computershare.com/equiserve.
5.	May I change my distribution option under the plan from time to time?
     Yes. You may change your distribution participation option at any time by contacting our plan administrator. You may make such a request by:
•	accessing your account through the plan administrator’s website at www.computershare.com/equiserve;

•	telephoning our plan administrator at 1-800-730-6001; or

•	writing to the plan administrator at the address appearing in “Ferrellgas Partners, L.P. Direct Purchase and Distribution Reinvestment Plan — Plan Administration” beginning on page 10 of this prospectus.

6.	May I purchase additional common units through the plan from time to time?
     Yes. You may invest up to $10,000.00 each month in common units. If you do not currently own any of our common units, the minimum initial cash investment is $1,000.00. Any subsequent optional cash investment, once you have enrolled in our plan, must be no less than $100.00. Optional investments in excess of $10,000.00 per month may be made only after submission to us of a written request, which we refer to as a “request for waiver,” and after we have given our written approval, which we may grant or refuse to grant in our sole discretion. You may make optional investments occasionally or at regular intervals, as you desire. See “Ferrellgas Partners, L.P. Direct Purchase and Distribution Reinvestment Plan — Optional Cash Investments” beginning on page 12 of this prospectus.

7.	May our employees and directors participate in the plan?

     Yes. If you are an employee or director of us or our general partner, you may participate in the plan. All non-executive employees must participate in the plan through payroll deductions to qualify for any waivers of minimum payments, fees or commissions related to the plan. Our plan administrator will waive the initial purchase minimum amount of $1,000.00 and the subsequent investment minimum amount of $100.00 per investment for qualified employees and directors. Our plan administrator will also waive most plan fees for qualified employees and directors. See “Ferrellgas Partners, L.P. Direct Purchase and Distribution Reinvestment Plan - Optional Cash Investments” beginning on page 12 of this prospectus.

8.	Does our plan allow the purchase of fractional common units?

     No. Our partnership agreement does not allow us to issue fractional common units. Your initial cash investments and any optional cash investments will purchase only whole common units. Your account will be credited with the appropriate number of whole common units, but it will not be credited with any record or beneficial ownership of fractional common units. Rather, any cash that remains after the payment for those whole common units will represent only the right to a specified fraction of the dollar value of a whole common unit, based on the then-current market price of our common units.
     For illustration, assume an initial investment of $1,000 and a purchase price for our common units of $23.00. Your $1,000 investment would be able to purchase approximately 43.4783 common units. However, because we cannot issue fractional common units, your plan account would be credited with ownership of 43 common units and a right to a cash payment equal to the value of .4783 common units, based on the then-current market price for our common units. Your statement from the plan administrator would simply reflect 43.4783 common units in your account. However, because we cannot issue fractional common units, this means that, on any given date, upon a withdrawal of all of your 43.4783 common units in our plan, you would generally be entitled to:
•	a certificate representing 43 common units, and

•	a cash payment equal to the value of .4783 common units, based on the then-current trading price of our common units on the sale date, less any applicable fees, taxes and any other costs of sale.
     You would not in any event be entitled to receive a fractional .4783 common unit or any certificate therefor. A credit of a fractional common unit to your account will not by itself entitle you to any rights as a limited partner in us; rather, you will have rights as a limited partner only to the extent that your account reflects ownership of whole common units. Settlement of a fractional interest in our common units can occur only in cash.

9.	Does our plan provide a “safekeeping” service?

     Yes. You may deposit certificates representing our common units into your plan account for “safekeeping,” so that the common units will instead be accounted for in book-entry form. You can elect this service without participating in any other feature of our plan. There is no fee for this service. See “Ferrellgas Partners, L.P. Direct Purchase and Distribution Reinvestment Plan — Safekeeping of Unit Certificates in Book-Entry Form” beginning on page 19 of this prospectus.

10.	May I sell the common units I hold in the plan?

     Yes. You may sell any of the common units that are credited to your plan account. A service fee, a processing fee and any required tax withholdings or transfer taxes will be deducted from the proceeds that you receive from a sale. See “Ferrellgas Partners, L.P. Direct Purchase and Distribution Reinvestment Plan — Sale of Common Units” beginning on page 18 of this prospectus.

11.	May I gift or transfer common units from my plan account?

     Yes. You may transfer any of the common units in your plan account to another person, whether or not that person is a participant in our plan. There is no fee for this service. See “Ferrellgas Partners, L.P. Direct Purchase and Distribution Reinvestment Plan — Gifts or Transfers of Common Units” beginning on page 19 of this prospectus.

12.	Will I receive a statement of my account?

     Yes. You will receive a statement shortly after every transaction in your plan account. Plan account transactions include, but are not limited to, initial or optional cash investments, distribution reinvestments and deposits, transfers or withdrawals of common units. You may also request a statement for your account at any time by contacting the plan administrator. See “Ferrellgas Partners, L.P. Direct Purchase and Distribution Reinvestment Plan — Statements of Account” beginning on page 20 of this prospectus.

13.	What are the fees when I participate in the plan?

     Our directors and qualified employees will pay no service fees in connection with their respective plan accounts. If the plan administrator satisfies the requirements of plan participants by purchasing common units in the open market, our directors and qualified employees will pay a processing fee of $0.03 per common unit (which includes brokerage commissions) for any common units so purchased for their respective plan accounts. If any of our directors or qualified employees sell common units held in their respective plan accounts, our plan administrator will deduct from net proceeds owing to them a processing fee of $0.12 per common unit (which includes brokerage commissions), as well as any required tax withholdings.
     For all plan participants who are not qualified employees or directors of our general partner, there may be brokerage commissions and fees for the acquisition of common units. If the plan administrator satisfies the requirements of plan participants by purchasing common units in the open market, there will be a processing fee of $0.03 per common unit. This processing fee includes brokerage commissions. For each distribution reinvestment transaction, the plan administrator will charge a service fee of 5% of the aggregate cash amount that is reinvested at any one time, up to a maximum service fee of $3.00 per distribution reinvestment transaction regardless of how many common units you actually purchase. If you sell common units held in your plan account, a processing fee of $0.12 per common unit (which includes brokerage commissions) and a service fee of $15.00 per sale, will be deducted from the net proceeds. A $5.00 service fee will be deducted from initial and optional cash investments made by check or through the Internet and a $2.50 service fee will be deducted from all initial and optional cash investments made by automatic deduction transactions. Additionally, there is a one-time enrollment fee of $10.00 per new account established. Certain other special fees, such as a $25.00 fee for returned checks, may also apply. The fees in this prospectus are current as of the date hereof. Although the plan administrator does not currently anticipate changes in those fees, they are subject to change from time to time in the plan administrator’s discretion. See “Ferrellgas Partners, L.P. Direct Purchase and Distribution Reinvestment Plan — Summary of Participation Fees” beginning on page 21 of this prospectus.

FERRELLGAS PARTNERS, L.P. DIRECT PURCHASE AND DISTRIBUTION REINVESTMENT PLAN
     This section explains and constitutes our direct purchase and distribution reinvestment plan. Please note that the information and materials found on any website referred to in our plan, except to the extent expressly described below, are not part of our plan and are not incorporated by reference into this prospectus.
Plan Administration
     We have designated Computershare Trust Company, N.A. as our plan administrator for our plan. Computershare Shareholder Services, Inc., an affiliate of the plan administrator and a transfer agent registered with the SEC, will act as service agent for the plan administrator. The plan administrator will receive optional cash investments, direct the purchase and sale of common units for plan participants, keep records, send statements and perform other duties required by our plan. The plan administrator is also the transfer agent and registrar for our common units.
Inquiries: Direct Purchase and Distribution Reinvestment Plan Administrator — Computershare Trust Company, N.A.
     You should contact Computershare Trust Company, N.A. with questions concerning our plan or about your account, as follows:

Toll-free (U.S. or Canada):	1-800-730-6001
Outside U.S. or Canada:	1-781-575-3120
Customer service representatives are available Monday through Friday between the hours of 9:00 a.m. and 5:00 p.m., New York City time, except on market holidays.

TDD (U.S. or Canada):	1-800-952-9245
Outside U.S. or Canada:	1-781-575-2518
A telecommunications device is available for the hearing impaired.

In writing:	Ferrellgas Partners, L.P.
c/o Computershare Trust Company, N.A.
P.O. Box 43078
Providence, RI 02940-3078

On the Internet:	http://www.computershare.com/equiserve
Initial and Optional Cash Investments
     Send initial cash investments of at least $1,000.00, and subsequent, optional cash investments of at least $100.00 per payment, to:
Ferrellgas Partners, L.P.
c/o Computershare Trust Company, N.A.
P.O. Box 43078
Providence, RI 02940-3078
     Make your check payable to “Computershare — Ferrellgas” in U.S. dollars drawn on a U.S. bank. If you are not in the United States, contact your bank to verify that it can provide you with a check that clears through a U.S. bank and that the dollar amount printed is in U.S. funds. Due to the longer clearance period, the plan administrator is unable to accept checks that clear through non-U.S. banks. For subsequent optional cash investments, please use the cash investment form attached to your statement to facilitate processing.

Enrollment
You should review this prospectus thoroughly before enrolling in our plan.
     You are eligible to participate in our plan if you are:
•	a U.S. citizen, corporation, partnership or other entity incorporated or domiciled in the United States, or

•	one of our existing unitholders.
     Any person who is not a U.S. citizen may also participate in our plan if there are no laws or governmental regulations that would prohibit such person from participating or that would affect the terms of our plan. We reserve the right to terminate participation of any participant if we deem it advisable under any foreign laws or regulations.
     If you do not currently own any of our common units, you may enroll in our plan in any of the following ways:
•	via the Internet at www.computershare.com/equiserve by following the instructions provided, or

•	by completing an initial enrollment form and returning it to the plan administrator, together with a check payable to “Computershare — Ferrellgas” in the amount of at least $1,000.00 (you may also satisfy the $1,000.00 initial investment requirement by authorizing a series of ten (10) consecutive monthly automatic deductions of at least $100.00 per month from your U.S. bank account).
     Any initial investment greater than $10,000.00 will require you to submit to us a request for waiver and to receive our prior approval, which we may grant or refuse to grant in our sole discretion. See “— Optional Cash Investments — Optional Investments Over Maximum Monthly Amounts” beginning on page 13 of this prospectus. All checks must be in U.S. dollars and drawn on a U.S. bank. Other than for qualified employees and directors of our general partner who will not be charged an enrollment fee, there is a $10.00 initial enrollment fee per new account established. The plan administrator will arrange for the purchase of common units for your account but will not pay interest on any amounts held pending investment. After the initial common units are purchased, a statement will be mailed to you.
     If you already own our common units and the common units are registered in your name, you may join our plan by completing an enrollment form and returning it to the plan administrator. You may also enroll in our plan through the Internet at www.computershare.com/equiserve.
     If you currently own our common units through a broker, bank or other intermediary account, and you want to participate directly in the plan, you should instruct your broker, bank or trustee to register some or all of your Ferrellgas Partners common units directly in your name. You can choose whether to receive a physical unit certificate for your units or to have your units re-registered in your name through the Direct Registration System of The Depository Trust Company by instructing your broker to electronically transfer them to an account that will be set up for you with our transfer agent.
     You also may arrange to have your broker, bank or other nominee participate in the plan on your behalf. In this case, your participation may be on terms and conditions that may differ from the terms and conditions of this plan and you will be limited to the distribution reinvestment feature of the plan only. The terms and conditions also will be subject to the terms and conditions of your bank, broker or nominee.
     The initial enrollment form and the enrollment form will appoint the plan administrator as your agent for purposes of your participation in our plan. The forms direct the plan administrator to apply any optional cash investments made by you, whether transmitted with the initial enrollment form and the enrollment form or made at dates subsequent to your enrollment, to the purchase on your behalf of additional common units in accordance with our plan.

     If your common units are held in a brokerage, bank or other intermediary account (i.e., in “street name”), you may participate in our plan by instructing your broker, bank or other intermediary account to have your common units transferred into your name and then enrolling in our plan. Alternatively, you can enroll in our plan in the same manner as someone who currently is not an owner of our common units, as described above.
     The right to participate in our plan is not transferable to another person. We reserve the right to exclude from participation in our plan persons who use our plan to engage in short-term trading activities that cause aberrations in the trading of our common units. In addition, we reserve the right to treat optional cash investments submitted with forms reflecting participants with the same name, address or social security or taxpayer identification number as a single investment for purposes of determining whether the maximum investment of $10,000.00 per month would be exceeded.
Optional Cash Investments
     You can purchase common units by using our plan’s optional cash investment feature. To purchase common units using this feature, you must invest at least $100.00 at any one time (at least $1,000.00 for an initial investment if you are not already a unitholder), but you cannot invest more than $10,000.00 monthly, except as described below under “— Optional Investments Over Maximum Monthly Amount” beginning on page 13 of this prospectus. Any optional cash investment of less than $100.00 (or less than $1,000.00 for an initial investment if you are not already a unitholder) and the portion of any optional cash investment or investments totaling more than $10,000.00 monthly, except for optional investments made pursuant to requests for waiver approved by us, will be returned to you without interest. You have no obligation to make any optional cash investments under our plan. Other than for qualified employees and directors of our general partner who will not be charged service fees, a $5.00 service fee will be deducted from optional cash investments made by check or through the Internet and a $2.50 service fee will be subtracted from all optional cash investments made by automatic investments. If the plan administrator satisfies the requirements of plan participants by purchasing common units in the open market, all plan participants, including qualified employees and directors of our general partner, will pay a processing fee of $0.03 per common unit (which includes brokerage commissions) for any common units so purchased for their respective plan accounts.
Investment Dates
     Purchases of common units made with initial cash payments from enrolling investors and with optional cash payments from current unitholders will begin on an investment date, which will be the fifteenth day of each month (if any such date is not a trading day on the New York Stock Exchange, then the investment date will be the next trading day). Purchases of common units made with optional cash investments pursuant to requests for waiver that we have approved will occur once a month on the last day of the pricing period (as described below under “— Pricing Period” beginning on page 14 of this prospectus), or on the last day of the extended pricing period, if applicable (as described below under “— Optional Pricing Period Extension Feature” beginning on page 15 of this prospectus), if at all. Common units purchased on the open market will be credited to participating accounts as soon as practicable after all purchases for the investment date are completed. Common units issued and sold by us will be credited on the investment date, or as soon as practicable thereafter.
     The plan administrator must receive optional cash investments, other than optional investments pursuant to requests for waiver, no later than one business day before the investment date for those investments to be invested in our common units beginning on that investment date. Otherwise, the plan administrator may hold those funds and invest them beginning on the next investment date. No interest will be paid on funds held by the plan administrator pending investment. Accordingly, you may wish to transmit any optional cash investments so that they reach the plan administrator shortly – but not less than one business day – before the investment date. This will minimize the time period during which your funds are not invested. Participants have an unconditional right to obtain the return of any cash payment up to two business days prior to the investment date by notifying the plan administrator.
Method of Payment
     Your payment options under our plan are as follows:
•	By Check or through the Internet: You may make optional cash investments up to the maximum monthly amount by sending the plan administrator a check in U.S. dollars drawn on a U.S. bank, and made payable to “Computershare – Ferrellgas.” If you are not in the United States, contact your bank to verify that it can provide you with a check that clears through a U.S. bank and that the dollar amount printed is in U.S. funds. Due to the longer clearance period, the plan administrator is unable to accept checks that clear through non-U.S. banks. Do not send cash, money orders or third party checks. To facilitate processing of your investment, please use the transaction form attached to each statement you receive. Mail your investment and transaction form in the envelope provided. Optional cash investments up to $10,000.00 may also be made through the Internet at www.computershare.com/equiserve. For purchases through the Internet, please refer to the online confirmation for your account debit date and investment date.

•	By Automatic Withdrawal from Your Bank Account: As an alternative to sending checks for optional cash investments, you may elect to have funds automatically withdrawn from your checking or savings account at a U.S. bank or other financial institution. You may elect the automatic deduction option by accessing your plan account through the Internet at the plan administrator’s website, www.computershare.com/equiserve. You may also elect the automatic deduction option by completing and signing a direct debit authorization form and returning this form to the plan administrator, together with a voided blank check or savings account deposit slip for the bank account from which the funds are to be withdrawn. Additional direct debit authorization forms are available from the plan administrator. Your direct debit authorization form will be processed and will become effective as promptly as practicable. However, you should allow four to six weeks for the first investment to be initiated using this automatic deduction feature. Once automatic deductions begin, funds will be withdrawn from your bank account on the ninth day of each month, or the next business day if the ninth day is not a business day. Funds so withdrawn will be invested on the next investment date, usually the 15th day of each month. You may change the amount of money or discontinue automatic deductions:

•	by accessing your plan account online at www.computershare.com/equiserve,

•	by calling the plan administrator directly at 1-800-730-6001, or

•	by completing and submitting to the plan administrator a new direct debit authorization form.
     To be effective for a particular investment date, the plan administrator must receive your new instructions at least six business days before the investment date.
     Purchases above the maximum monthly amount (or any initial investments in excess of the maximum amount) pursuant to requests for waiver that we approve may be made only by wire transfer. Wire transfers made pursuant to a request for waiver must be received by 2:00 p.m., New York City time, on the first business day before the first day of the relevant pricing period. You should direct any inquiries regarding other forms of payment, including wire transfers, to the plan administrator as indicated above under “— Plan Administration” beginning on page 10 of this prospectus.
     A $25.00 fee will be assessed if any check or deposit is returned unpaid, or if an automatic withdrawal from your bank account fails due to insufficient funds. This fee and any other incidental costs associated with the insufficient funds will be collected by the plan administrator through the sale of an appropriate number of common units from your plan account. The plan administrator will consider the respective request for optional investment null and void and will immediately remove any common units already credited to your account in anticipation of receiving those funds. If the net proceeds from the sale of those common units are insufficient to satisfy the balance of the uncollected amounts, the plan administrator may sell additional common units from your account as necessary to satisfy the uncollected balance.
Optional Investments for our Qualified Employees and Directors
     The plan administrator will waive the initial purchase minimum amount of $1,000.00 and the subsequent investment minimum amount of $100.00 per investment for our qualified employees and directors. The plan administrator will also waive plan service fees for our qualified employees and directors. However, if the plan administrator satisfies the requirements of plan participants by purchasing common units in the open market, our qualified employees and directors will pay a processing fee of $0.03 per common unit (which includes brokerage commissions) for any common units so purchased for their respective plan accounts. If our qualified employees and directors sell common units held in their respective plan accounts, our plan administrator will deduct from net proceeds owing to them a processing fee of $0.12 per common unit (which includes brokerage commissions), as well as any required tax withholdings.
Optional Investments for our Non-Executive Employees Through Payroll Deductions
     If you are a non-executive employee of us or our general partner, you may participate in the plan through payroll deductions. We will make available to these non-executive employees details on how to participate in the plan through payroll deductions. Our directors and executive officers may not participate in the plan through payroll deductions. The amount that a non-executive employee elects to have deducted from payroll may be subject to a minimum amount to be determined at our sole discretion. A non-executive employee’s payroll deductions may not at any time exceed his or her after-tax earnings for an applicable period, nor may the total of all optional cash investments (including investments other than by payroll deduction) exceed $10,000.00 per month.
      Once enrolled, a non-executive employee may change the amount of his or her payroll deductions periodically, but there will necessarily be a time delay before a change takes effect. There will also be a time delay between the date that we deduct an amount from a non-executive employee’s payroll and the date that the plan administrator makes an investment on his or her behalf. No interest will be paid on payroll deductions held for investment.
      Non-executive employees may discontinue their payroll deductions at any time but there will be a time delay before a discontinuance takes effect. Non-executive employees may retain their respective plan accounts after discontinuing payroll deductions. Distributions paid on common units held in their respective plan accounts will continue to be reinvested or paid in cash according to their distribution reinvestment election.
Optional Investments Over the Maximum Monthly Amount
     Optional cash investments in excess of $10,000.00 per month (including any initial investments in excess of $10,000.00) may be made only by investors that submit requests for waiver that are approved by us.

     We may not accept requests for waiver each month. Investors who wish to make optional investments in excess of $10,000.00 per month should call us on the first day of each month at 1-913-661-2156 to determine (by a prerecorded message) if we are:
•	at that time accepting requests for waiver for that month, or

•	instructing investors of a later date in the month on which they should call us at 1-913-661-2156 to determine if at that time we are accepting requests for waiver for that month.
     We will decide whether to accept requests for waiver at least three to five business days prior to the commencement of the applicable pricing period. We must receive a request for waiver no later than 2:00 p.m., New York City time, on the third business day before the first day of the relevant pricing period, and the plan administrator must receive funds relating to such request for waiver by wire transfer by 2:00 p.m., New York City time, on the first business day before the first day of the applicable pricing period.
     For optional cash investments that exceed $10,000.00 per month, we must receive any requests for waiver by facsimile at 1-913-661-1537 no later than 2:00 p.m., New York City time, on the third business day before the first day of the relevant pricing period. We will notify any investors whose requests for waiver have been approved of those approvals by 9:00 a.m. on the second business day before the first day of the applicable pricing period.
     We have sole discretion to grant or to refuse to grant a request for waiver. In deciding whether to grant a request for waiver, we will consider relevant factors, including:
•	whether our plan is then purchasing newly-issued common units or is purchasing common units in the open market;

•	our need for additional funds;

•	the attractiveness of obtaining those funds through the sale of our common units under our plan in comparison to other sources of funds;

•	the purchase price likely to apply to any sale of our common units under our plan;

•	party submitting the request, including the extent and nature of that party’s prior participation in our plan and the number of units that party holds of record; and

•	the aggregate amount of optional investments in excess of $10,000.00 for the month for which requests for waiver have been submitted.
     If requests for waiver are submitted for any investment date for a total amount greater than the amount we are then willing to accept, we may honor those requests on any basis that we, in our sole discretion, consider appropriate.
     We reserve the right to modify, suspend or terminate participation in our plan by otherwise eligible registered holders or beneficial owners of our common units for any reason whatsoever, including elimination of practices that are not consistent with the purposes of our plan.
Pricing Period
     The purchase price of common units purchased pursuant to a request for waiver will be based upon the volume weighted average price of our common units obtained from Bloomberg, LP for New York Stock Exchange trading during the trading hours from 9:30 a.m. to 4:00 p.m., New York City time, rounded to three decimal places, if necessary, for each trading day during the relevant “pricing period,” calculated pro rata on a daily basis. We will notify you by prerecorded message how many days are in the pricing period, assuming the threshold price (as described below) is met each day, and of whether we intend to activate the optional pricing period extension feature as described below under “— Optional Pricing Period Extension Feature.” For example, if a cash investment of $10 million is made pursuant to an approved request for waiver for a pricing period of 10 trading days, a number of common units will be deemed to be assigned to that investment for each day of the pricing period, such number of common units to be equal to a pro rata portion of the total cash investment, which would be $1 million, divided by the volume weighted average price obtained from Bloomberg, LP that day. On the last day of the pricing period, assuming the threshold price is met on each day of the pricing period, the total investment amount, $10 million, will be divided by the total number of common units deemed to be assigned to the investment over the 10 days in order to establish the purchase price, which will be rounded to three decimal places. That purchase price will then be reduced by the amount of the waiver discount (as described below), if any. The total actual number of common units purchased in respect of the investment will then be calculated by dividing the total investment amount, $10 million, by the purchase price (or discounted purchase price, if applicable) so derived.
     The plan administrator will apply all optional investments pursuant to requests for waiver that are approved by us and that are received via wire transfer by the plan administrator on or before 2:00 p.m., New York City time, on the first business day before the first day of the relevant pricing period to the purchase of common units on the next following investment date. All such optional investments received after the close of business on the first business day before the first day of the relevant pricing period will be returned without interest.
Optional Pricing Period Extension Feature
     We may elect to activate for any given pricing period the pricing period extension feature which will provide that the initial pricing period will be extended by the number of days that the threshold price is not satisfied, or on which there are no trades of our common units reported by the New York Stock Exchange, subject to a maximum of five days. If the threshold price is satisfied for any additional day that has been added to the initial pricing period, that day will be included as one of the trading days for the pricing period in lieu of the day on which the threshold price was not met or trades of our common units were not reported. For example, if the determined pricing period is 10 consecutive business days, and the threshold price is not satisfied for three out of those 10 days in the pricing period, and we had previously announced at the time of the waiver request acceptance that the optional pricing period extension feature was activated, then the pricing period will automatically be extended, and if the threshold price is satisfied on the next three trading days, then those three days will be included in the pricing period in lieu of the three days on which the threshold price was not met. As a result, the purchase price will be based upon the ten trading days of the initial and extended pricing period on which the threshold price was satisfied and all of the optional cash investment will be invested (rather than 30% being returned to the participant).
Threshold Price
     We may, in our sole discretion, establish for any pricing period a minimum, “threshold” price at or above which optional investments may be made pursuant to requests for waiver. The threshold price will be the minimum price applicable to purchases of our common units pursuant to requests for waiver during the applicable pricing period. At least three business days before the first day of the applicable pricing period, we will determine whether to establish a threshold price and, if a threshold price is established, its amount, and will notify the plan administrator. We will make that determination in our sole discretion after a review of, among other things, current market conditions, the level of participation in the plan and our current and projected capital needs.
     If established for any pricing period, the threshold price will be stated as a dollar amount that the volume weighted average price obtained from Bloomberg, LP, rounded to three decimal places, if necessary, for the trading hours from 9:30 a.m. to 4:00 p.m., New York City time, must equal or exceed on each trading day of the relevant pricing period. In the event that the threshold price is not satisfied for a trading day in the pricing period or there are no trades of our common units reported by the New York Stock Exchange for a trading day, then that trading day will be excluded from the pricing period with respect to optional cash investments made pursuant to requests for waiver, and all trading prices for that day will be excluded from the determination of the purchase price. For example, if the threshold price is not satisfied for two of the 10 trading days in a pricing period, then the purchase price will be based upon the remaining eight trading days on which the threshold price was satisfied, unless we have activated the pricing period extension feature for the pricing period as described above under “Optional Pricing Period Extension Feature.”

     A portion of each optional investment made pursuant to a request for waiver will be returned for each trading day during a pricing period on which the threshold price is not satisfied and for each trading day on which no trades of our common units are reported on the New York Stock Exchange. The returned amount will equal the total amount of the optional investment multiplied by a fraction, the numerator of which is the number of trading days that the threshold price is not satisfied or trades of our common units are not reported on the New York Stock Exchange and the denominator of which is the number of trading days in the pricing period. For example, if the threshold price is not satisfied or if no sales are reported for one of 10 trading days in a pricing period, one-tenth of the optional investment will be returned. All such funds will be returned as soon as reasonably practicable after the pricing period, without interest.
     The establishment of the threshold price and the possible return of a portion of the investment in the event that a threshold price is not satisfied apply only to optional investments made pursuant to requests for waiver. Setting a threshold price for a pricing period will not affect the setting of a threshold price for any subsequent pricing period. We may waive our right to set a threshold price for any pricing period. Neither we nor the plan administrator will be required to provide any written or oral notice of the threshold price for any pricing period.
Waiver Discount
     We may, in our sole discretion, establish a “waiver discount” of up to 5% from the market price applicable to optional investments made pursuant to requests for waiver. The waiver discount may vary for different investment dates but will apply uniformly to all optional investments made pursuant to requests for waiver with respect to a particular investment date. The waiver discount will not vary within any pricing period.
     We will determine, in our sole discretion, whether to establish a waiver discount after a review of current market conditions, the level of participation and our current and projected capital needs. At least three business days before the first day of the applicable pricing period, we will determine whether to establish a waiver discount and, if a waiver discount is established, its amount, and will notify the plan administrator. Neither we nor the plan administrator will be required to provide any written or oral notice of the waiver discount, if any, for any pricing period.
     You may ascertain the waiver discount, if any, pursuant to requests for waiver that we accept for any given pricing period by calling us at 1-913-661-2156 at any time after 8:00 a.m. on the third business day before the first day of the relevant pricing period.
     Optional investments that do not exceed $10,000.00 per month (including initial investments that do not exceed $10,000.00) will not be subject to a waiver discount or a threshold price.
Distribution Reinvestments
     You may elect to reinvest all, part or none of the distributions on your common units for the purchase of additional common units. You must select one of the three distribution options on the enrollment form. If you complete and return an enrollment form without selecting a distribution option, your distributions will automatically be fully reinvested to purchase additional common units.

Full distribution reinvestment	If you select full distribution reinvestment, cash distributions paid on all of your common units in our plan will automatically be reinvested to purchase additional common units.

Partial distribution reinvestment	If you select partial distribution reinvestment, a portion of your cash distribution will be paid to you in cash, and the remainder will automatically be reinvested to purchase additional common units. To do this, you must specify the number of whole units with respect to which you wish to receive cash distributions. You may choose to have these cash distributions directly deposited to your designated U.S. bank account or sent to you by check.

All cash (no distribution reinvestment)	If you select all cash (no distribution reinvestment), all of your distribution will be paid to you in cash. You may choose to have these cash distributions directly deposited to your designated U.S. bank account or sent to you by check.
     To have your distributions directly deposited in your designated bank account, you must complete and return an authorization for electronic deposit form. You can request a copy of an authorization for electronic deposit form from our plan administrator at 1-800-730-6001. You can also authorize the direct deposit of distributions when you enroll online or access your account online at www.computershare.com/equiserve.
     You may change your distribution participation option at any time by contacting our plan administrator. You may make such a request by:
•	telephoning our plan administrator at 1-800-730-6001;

•	accessing your account through the plan administrator’s website at www.computershare.com/equiserve; or

•	writing to the plan administrator at the address appearing in “Ferrellgas Partners, L.P. Direct Purchase and Distribution Reinvestment Plan — Plan Administration” beginning on page 10 of this prospectus.
     For each distribution reinvestment transaction, the plan administrator will charge a service fee of 5% of the aggregate cash amount that is reinvested at any one time, up to a maximum service fee of $3.00 per distribution reinvestment transaction, regardless of how many common units you actually purchase. This service fee is in addition to a processing fee of $0.03 per common unit (which includes brokerage commissions), which may also apply to distribution reinvestment transactions. See “— Purchase of Common Units — Pricing of Common Units Purchased in the Open Market” immediately below. The plan administrator will waive the service fee for qualified employees and directors of our general partner.
Purchase of Common Units
Source of Common Units
     Common units needed to meet the requirements of our plan will, in our discretion, either be purchased in the open market, by the plan administrator or issued directly by us.
Pricing of Common Units Purchased in the Open Market
     If we elect to satisfy the requirements of the plan participants through common units purchased in the open market, the price per common unit will be the weighted average price of all common units purchased by the service agent for the applicable investment period, plus a processing fee of $0.03 per common unit.
Pricing of Original Issue Common Units
     If we elect to satisfy the requirements of the plan participants for optional investments not exceeding $10,000.00 per month with original issue common units, the price of such common units will be 100% of the average of the high and low sales price of our common units on the New York Stock Exchange on the investment date. No processing fee will be charged. In the event that the investment date is not a trading day on the New York Stock Exchange or no trading is reported for that trading day, we may determine the purchase price on the basis of market quotations as deemed appropriate. The price of original issue common units purchased pursuant to requests for waiver is described above under “— Optional Cash Investments — Pricing Period” beginning on page 12 of this prospectus.

Timing and Control
     The plan administrator will use initial and optional cash investments to purchase common units:
•	only on the investment date, if common units are purchased from us, and

•	beginning on (although not necessarily ending on) the investment date, if common units are purchased in the open market.
     Purchases may be made over a number of days to meet the requirements of our plan. No interest will be paid on funds held by the plan administrator pending investment. The plan administrator may commingle your funds with those of other participants in our plan for purposes of executing purchase transactions.
     Because the plan administrator will purchase common units on behalf of our plan, neither we nor any participant in our plan will have the authority or power to control either the timing or the pricing of the common units purchased. Therefore, you will not be able to precisely time your purchases through our plan, and you will bear the market risk associated with fluctuations in the price of our common units. That is, if you send in an initial or optional cash investment, it is possible that the market price of our common units could go up or down before the plan administrator purchases common units with your funds. The plan administrator will use its best efforts to apply all funds to the purchase of common units before the next investment date, subject to any applicable requirements of federal or state securities laws. Purchases of our common units for initial and optional cash investments by the plan administrator on the open market usually will be completed no later than 35 days after the investment date, except where completion at a later date is necessary or advisable under any applicable securities laws or regulations.
Sale of Common Units
      You can sell any number of common units held in your plan account through the Internet at www.computershare.com/equiserve or, subject to the penultimate sentence of this paragraph, by calling or writing to the plan administrator. Upon receipt of a request to sell some or all of your common units, the plan administrator will endeavor to process your order on the day it is received, and in no event later than five trading days after the date your request is received, except where deferral is necessary or advisable under any applicable securities laws or regulations. The sale price will be the weighted average price of all common units sold for plan participants that day. The service agent may commingle your common units with those of other participants in our plan for purposes of executing sales transactions. Other than for qualified employees and directors of our general partner, you will receive the proceeds of the sale less a $15.00 service fee, a processing fee of $0.12 per unit (which includes brokerage commissions), and any required tax withholdings. Qualified employees and directors of our general partner will receive the proceeds of the sale less a processing fee of $0.12 per unit (which includes brokerage commissions), and any required tax withholdings. Proceeds are paid by check, which is generally mailed within 24 hours of the date on which the transaction is settled. Settlement dates are typically three business days following a sale. You will not earn interest on funds generated from the sale of common units for the time period between the date of sale and the date on which you receive your check. All sale requests having an anticipated market value of $100,000.00 or more must be submitted in written form. In addition, all sale requests within 30 days of an address change to your account must be submitted in written form.
     Neither we nor any plan participant has any authority or power to control either the timing or the pricing of common units sold. Therefore, you will not be able to precisely time your sales through our plan, and you will bear the market risk associated with fluctuations in the price of our common units. That is, if you send in a request for a sale, it is possible that the market price of our common units could go up or down before the sale is completed. If you prefer to have control over the exact price and timing of your sale, you can choose to withdraw the common units you wish to sell and conduct the transaction through a broker of your choice. See “— Issuance of Certificates” beginning on page 19 of this prospectus.
     Please note that if your total holdings, which include any common units that you may hold in certificated form and any common units credited in book-entry form to your plan account, fall below one whole common unit, the plan administrator may liquidate your fractional interest in a common unit, remit the proceeds to you, less any applicable fees, and close your plan account.

Safekeeping of Unit Certificates in Book-Entry Form
     Common units that you buy under our plan will be maintained in your plan account in book-entry form. In addition, you may also deposit any other common units that you hold in certificate form into our plan for “safekeeping” to be held in book-entry form, at no cost. Deposited common units represented by unit certificates will be credited to your account. Thereafter, the deposited common units are treated in the same manner as common units purchased through our plan, giving you the option of selling your common units through our plan.
     Safekeeping is beneficial because you no longer bear the risk and cost associated with the loss, theft, or destruction of unit certificates. Certificates will be issued only upon request to the plan administrator. See “— Issuance of Certificates” below.
     To use the safekeeping service, complete the tear-off section of your account statement or write a letter of instruction and send it, along with your unit certificates, to the plan administrator. We recommend that common units be sent by registered or certified mail, with return receipt requested, or some other form of traceable mail and properly insured. Do not endorse the certificates or complete the assignment section.
     Certificates deposited for safekeeping should be sent to:
     Ferrellgas Partners, L.P.
     c/o Computershare Trust Company, NA.
     P.O. Box 43078
     Providence, RI 02940-3078
Gifts or Transfers of Common Units
     You can give or transfer common units from your plan account to anyone you choose by:
•	making an initial cash investment of at least $1,000.00 to establish an account in the recipient’s name;

•	submitting an optional cash investment on behalf of an existing plan participant in an amount not less than $100.00 nor more than $10,000.00;

•	transferring common units from your plan account to the account of an existing plan participant; or

•	transferring common units from your account to a recipient outside the plan.
     You may transfer common units to the accounts of existing plan participants or to establish a new account.
     When authorizing a transfer of common units, you must send written instructions to the plan administrator, and you must have your signature on the letter of instruction medallion guaranteed by a financial institution participating in the Medallion Signature Guarantee Program. A Medallion Signature Guarantee is a special guarantee for securities that may be obtained through a financial institution such as a broker, bank, savings and loan association, or credit union. The guarantee ensures that the individual requesting the unit transfer is in fact the owner of the applicable common units. Most banks and brokers participate in the Medallion Signature Guarantee Program.
     If you need additional assistance regarding the transfer of your common units, please call the plan administrator at 1-800-730-6001. Transfer forms and instructions are also available at the plan administrator’s website, www.computershare.com/equiserve.
Issuance of Certificates
     At any time, you may obtain a certificate, free of charge, for all or a part of the whole common units in your account upon telephone or written request to the plan administrator. You may also request a certificate through the Internet at the plan administrator’s website, www.computershare.com/equiserve.

     Certificates will be issued for whole common units only. In the event your request involves a fractional interest in a common unit, a check for the value of the fractional interest will be separately mailed to you. The amount of the payment will be based upon the then-current market price of our common units, less any processing fees, taxes and any other costs of sale. The plan administrator normally will issue the certificates within two business days of the receipt of your request.
     Certificates will be issued in the name(s) in which the account is registered, unless otherwise instructed. If the certificate is to be issued in a name other than your plan account registration, the signature on the instructions must be guaranteed by a financial institution participating in the Medallion Signature Guarantee Program, as described under “— Gifts or Transfers of Common Units” beginning on page 19 of this prospectus.
Pledging of Common Units
     You may not pledge as collateral common units held in your account. If you wish to pledge common units held in your account, you must request that certificates for those units be issued. You can then deliver the certificates as collateral. See “— Issuance of Certificates” beginning on page 19 of this prospectus.
Statements of Account
     Statements will be sent when you make an initial or optional cash investment or a deposit, transfer or withdrawal of common units.
     In addition, you will receive a year-end statement summarizing the activity in your account for the entire year. The plan administrator will also furnish to you Internal Revenue Service information for reporting proceeds derived from any sale of common units credited to your account in the form and manner as the Internal Revenue Service may require.
     Please retain your statements to establish the cost basis of common units purchased under our plan for income tax and other purposes.
     You should notify the plan administrator promptly of any change in address since all notices, statements and reports will be mailed to your address of record.

Summary of Participation Fees
      Our directors and qualified employees will pay no service fees in connection with their respective plan accounts. However, they will pay the processing fees (which include any brokerage commissions the plan administrator is required to pay) described below. For all plan participants who are not directors or qualified employees, the following service fees and processing fees (which include brokerage commissions) for the acquisition and sale of common units apply:

Enrollment Fee for New Investors	$10.00 per new account
Initial Investments	Service fee of $5.00 if made by check or through the Internet; $2.50 if made by automatic deduction
Optional Cash Investments	Service fee of $5.00 if made by check or through the Internet; $2.50 if made by automatic deduction
Distribution Reinvestments	Service fee of 5% of the amount reinvested, up to a maximum fee per distribution reinvestment transaction of $3.00
Returned Checks	$25.00 per check
Purchase of Common Units
Open Market	Processing fee of $0.03 per unit (applies to common units purchased for all investments including distribution reinvestments)
Original Issue	No processing fee
Sale of Common Units	Service fee of $15.00 per sale, plus a processing fee of $0.12 per unit sold.
Gift or Transfer of Common Units	No fees
“Safekeeping” of Common Units in book-entry form	No fees
Certificate Issuance	No fees
     The plan administrator will deduct the applicable fees from the funds for investment or proceeds from a sale. For more details concerning fees, see “— Enrollment,” “— Purchase of Common Units,” “— Sale of Common Units” and “— Statements of Account” beginning on pages 11, 17, 18 and 20 of this prospectus, respectively. The fees in this prospectus are current as of the date hereof. Although the plan administrator does not currently anticipate changes in those fees, they are subject to change from time to time in the plan administrator’s discretion.
Termination of Participation
     You may terminate your participation in our plan at any time either:
•	via the Internet at www.computershare.com/equiserve;

•	by calling the plan administrator at 1-800-730-6001; or

•	by delivering written instructions to the plan administrator.
     Upon termination, you must elect either to:
•	receive a certificate representing whole common units held in your account, as well as a check for the value of any fractional interest in a common unit, based upon the then-current market price of our common units, or

•	request the sale of all or a portion of the whole common units in your account as described under “— Sale of Common Units” beginning on page 18 of this prospectus.
     If you elect to receive the common units, they will be credited to your account in book-entry form (i.e., uncertificated) unless you request a certificate. The plan administrator will send your unit certificates (if certificates are requested) and/or sale proceeds to you as soon as practicable.
     If you have been reinvesting your distributions and the plan administrator receives your notice of termination near a distribution payment record date, the plan administrator, in its sole discretion, may either pay your distribution in cash or reinvest your distribution on your behalf. If the plan administrator reinvests your distribution, the plan administrator will process your termination as soon as practicable after the reinvestment transaction is completed.
     Generally, any former participant may re-elect to participate in our plan any time. However, the plan administrator reserves the right to reject any authorization form on the grounds of excessive joining and withdrawing. This reservation is intended to minimize unnecessary administrative expense and to encourage use of our plan as a long-term investment service.
Death of a Plan Participant
     If a plan participant dies or becomes legally incapacitated, the plan administrator must be notified. The legal representative of the participant should contact the plan administrator for specific information.
Other Information About our Plan
Common Unit Splits
     In the event that common units are distributed in connection with any common unit split or similar transaction, each account balance will be adjusted to reflect the receipt of the common units paid or distributed. You will receive a statement indicating the number of common units earned as a result of the transaction.
Voting of Common Units
     You will have voting rights as a limited partner with respect to common units purchased under our plan only to the extent that your account reflects ownership of whole common units. You will not have any voting rights to the extent that your account is credited with a fractional interest in a common unit.
Unitholder Communications
     Plan participants owning at least one whole common unit, will receive all communications sent to holders of our common units. Plan participants can also obtain current financial and other information about us by visiting our website at www.ferrellgas.com.
Liability of the Plan Administrator, the Service Agent and Ferrellgas Partners
     Neither we nor the plan administrator will be liable for any act performed in good faith or for any good faith omission to act. This includes, without limitation, any claims of liability for:
•	failure to terminate an account upon the death of a participant prior to receiving written notice of such death, along with a request to terminate participation from a qualified representative of the deceased;

•	purchase or sale prices reflected in a participant’s plan account or the times of purchases or sales of a participant’s plan units; or

•	any fluctuation in the market value after purchase or sale of common units.
Plan Modification or Termination
     We reserve the right to suspend, modify or terminate our plan or refuse participation in our plan to any person at any time. You will receive notice of any such suspension, modification or termination. If we suspend or terminate our plan, all funds held by the plan administrator for investment will be returned without interest. We and the plan administrator also reserve the right to change any administrative procedures of our plan.

Change of Eligibility; Termination
     We reserve the right to deny, suspend or terminate participation by a plan participant who is using our plan for purposes inconsistent with the intended purpose of the plan. In such event, the plan administrator will notify you in writing. If we terminate your participation, the plan administrator will issue a certificate to you representing whole common units held in your account, as well as a check for the value of any fractional interest in a common unit, based upon the then-current market price of our common units.
     We reserve the right to instruct the plan administrator to terminate your plan account if it contains less than one whole common unit. If we terminate your account, the plan administrator will mail a check to your address of record in an amount equal to the value of any fractional common unit credited to your plan account, based on the trading price of our common units on the sale date, less any applicable fees, taxes and any other costs of sale.
Multiple Accounts
     We reserve the right to aggregate all optional investments for plan participants with more than one account using the same name, address or social security or taxpayer identification number. We may also aggregate plan accounts that we believe to be under common control or management or to have common ultimate beneficial ownership. In the event that we exercise our rights to aggregate investments and the result would be an investment in excess of $10,000.00 per month without a request for waiver approved by us, the amount in excess of $10,000.00 will be returned, without interest, as promptly as practicable.
Transfer Agent and Registrar
     Computershare Trust Company, N.A. presently acts as transfer agent and registrar for our common units. We reserve the right to terminate the agent and appoint another agent or administer for our plan ourselves. All participants will receive notice of any such change.
No Profit or Distributions Assured
     We cannot assure you of a profit or protect you against a loss on common units that you purchase or sell under our plan. The payment of distributions is at the discretion of the board of directors of our general partner and will depend upon future earnings, our financial condition and other factors. We cannot assure you that we will declare or pay any distribution on our common units.
No Fractional Units
     Our partnership agreement does not allow us to issue fractional common units. Your initial cash investments and any optional cash investments will purchase only whole common units. Your account will be credited with the appropriate number of whole common units, but it will not be credited with any record or beneficial ownership of fractional common units. Rather, any cash that remains after the payment for those whole common units will represent only the right to a specified fraction of the dollar value of a whole common unit, based on the then-current market price of our common units.
     For illustration, assume an initial investment of $1,000 and a purchase price for our common units of $23.00. Your $1,000 investment would be able to purchase approximately 43.4783 common units. However, because we cannot issue fractional common units, your plan account would be credited with ownership of 43 common units and a right to a cash payment equal to the value of         .4783 common units, based on the then-current market price for our common units. Your statement from the plan administrator would simply reflect 43.4783 common units in your account. However, because we cannot issue fractional common units, this means that, on any given date, upon a withdrawal of all of your 43.4783 common units in our plan, you would generally be entitled to:
•	a certificate representing 43 common units, and

•	a cash payment equal to the value of .4783 common units, based on the then-current trading price of our common units on the sale date, less any applicable fees, taxes and any other costs of sale.
     You would not in any event be entitled to receive a fractional .4783 common unit or any certificate therefor. A credit of a fractional common unit to your account will not by itself entitle you to any rights as a limited partner in us; rather, you will have rights as a limited partner only to the extent that your account reflects ownership of whole common units. Settlement of a fractional interest in our common units can occur only in cash.
Interpretation of our Plan
     The officers of our general partner are authorized to take any actions that are consistent with our plan’s terms and conditions. We reserve the right to interpret and regulate our plan as we deem necessary or desirable in connection with our plan’s operations.

TAX CONSEQUENCES
     This section discusses the material tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States. It is based upon current provisions of the Internal Revenue Code, existing regulations, proposed regulations to the extent noted, and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the actual tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are to Ferrellgas Partners, L.P. and the operating partnership.
     No attempt has been made in the following discussion to comment on all federal income tax matters affecting us or the unitholders. Moreover, this discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, non-resident aliens or other unitholders that may be subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts, real estate investment trusts or mutual funds. Accordingly, we recommend that each prospective unitholder consult, and depend on, that unitholder’s own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to that unitholder of the ownership or disposition of our common units.
     All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section entitled “Tax Consequences” are, unless otherwise noted, the opinion of Mayer, Brown, Rowe & Maw LLP, counsel to us and our general partner, and are, to the extent noted herein, based on the accuracy of various factual matters.
     No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders, other than a ruling we received relating to our taxable year. An opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made in this prospectus may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially reduce the prices at which our common units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.
     For the reasons described below, Mayer, Brown, Rowe & Maw LLP has not rendered an opinion with respect to the following specific federal income tax issues:
•	the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units; see “— Tax Consequences of Unit Ownership — Treatment of Short Sales;”

•	whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations; see “— Disposition of Common Units — Allocations Between Transferors and Transferees;” and

•	whether our method for depreciating Section 743 adjustments is sustainable; see “ — Tax Consequences of Unit Ownership — Section 754 Election.”
Participation in our Plan
     Participants will generally not realize gain or loss for federal income tax purposes upon the purchase of common units pursuant to our plan. A participant’s initial tax basis in any common units purchased under our direct purchase plan will be as described below in “— Tax Consequences of Unit Ownership — Basis of Common Units.” In specified circumstances, participants that make investments exceeding $10,000.00 in a single month and receive a discount from fair market value on the purchase of common units may be deemed to have received a taxable distribution as a result of such discount.
      An employee of us or our general partner who makes optional cash investments through payroll deductions is subject to the same federal income tax consequences as if the employee had received the funds deducted for the purchase of common units. Thus, an employee’s purchase of common units through payroll deductions does not decrease the amount of the employee’s taxable income.
     A participant’s holding period for units acquired pursuant to our plan will begin on the day following the date on which the common units are credited to the participant’s account. When a participant receives certificates for common units credited to the participant’s account under our plan, the participant will not realize taxable income. A gain or loss will also be realized by the participant whenever common units are sold. The amount of such gain or loss will be the difference between the amount that the participant receives for the common units and the tax basis of the participant in the common units sold.
     The foregoing summary is based on current law and does not take into account possible changes in law which may have retroactive effect. The summary does not address special tax consequences that may be applicable to certain participants subject to special tax treatment, including foreign stockholders. Participants are advised to consult their own tax advisors for further information with respect to the federal, foreign, state and local tax consequences of participation in our plan.
Partnership Status
     A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account that partner’s allocable share of items of income, gain, loss and deduction of the partnership in computing that partner’s federal income tax liability, regardless of whether cash distributions are made. In most cases, distributions by a partnership to a partner are not taxable unless the amount of any cash distributed is in excess of the partner’s adjusted basis in that partner’s partnership interest.
     No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, we rely on the opinion of Mayer, Brown, Rowe & Maw LLP that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions, that we and the operating partnership will each be classified as a partnership for federal income tax purposes so long as:
•	we do not elect to be treated as a corporation; and

•	for each taxable year, more than 90% of our gross income has been and continues to be “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.
     Qualifying income includes income and gains from the processing, refining, transportation and marketing of crude oil, natural gas and products thereof, including the transportation and retail and wholesale marketing of propane. Other types of qualifying income include interest other than from a financial business, dividends, gains from the sale of real property and gains from the sale or other disposition of assets held for the production of income that otherwise constitutes qualifying income. We believe that more than 90% of our income has been, and will be, within one or more categories of income that are qualifying income. The portion of our income that is qualifying income can change from time to time.
     Section 7704 of the Internal Revenue Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Although we expect to conduct our business so as to meet the Qualifying Income Exception, if we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation on the first day of the year in which we fail to meet the Qualifying Income Exception in return for stock in that corporation, and as if we had then distributed that stock to the unitholders in liquidation of their interests in us. This contribution and liquidation should be tax-free to us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets and should be tax-free to a unitholder so long as that unitholder does not have liabilities allocated to that unitholder in excess of the tax basis in that unitholder’s units. Thereafter, we would be treated as a corporation for federal income tax purposes.
     If we were treated as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income (to the extent of our current or accumulated earnings and profits) or (in the absence of earnings and profits or any amount in excess of earnings and profits) a nontaxable return of capital (to the extent of the tax basis in that unitholder’s common units) or taxable capital gain (after the tax basis in that unitholder’s common units is reduced to zero). Accordingly, treatment of us as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of our common units.
     The discussion below in this section entitled “Tax Consequences” assumes that we will be treated as a partnership for federal income tax purposes.
Tax Treatment of Unitholders
Limited Partner Status
     Unitholders who have become our limited partners will be treated as our partners for federal income tax purposes. Also:
•	assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners; and

•	unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as our partners for federal income tax purposes. Assignees of common units who are entitled to execute and deliver transfer applications and become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, may not be treated as one of our partners for federal income tax purposes. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive particular federal income tax information or reports furnished to record holders of common units unless our common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.
     A beneficial owner of common units whose common units have been transferred to a short seller to complete a short sale would appear to lose its status as one of our partners with respect to those common units for federal income tax purposes. See “— Tax Consequences of Unit Ownership — Treatment of Short Sales.”
     No portion of our income, gains, deductions or losses is reportable by a unitholder who is not one of our partners for federal income tax purposes, and any cash distributions received by a unitholder who is not one of our partners for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to the consequences of holding common units for federal income tax purposes.
     The following discussion in this section entitled “Tax Consequences” assumes that a unitholder is treated as one of our partners.
Tax Consequences of Unit Ownership
Flow-through of Taxable Income
     Each unitholder will be required to report on that unitholder’s income tax return its allocable share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by that unitholder. Consequently, we may allocate income to a unitholder even if that unitholder has not received a cash distribution. Each unitholder will be required to include in income that unitholder’s allocable share of our income, gain, loss and deduction for our taxable year. Our taxable year is the calendar year.

Treatment of Partnership Distributions
     Except as described below, our distributions to a unitholder will not be taxable to that unitholder for federal income tax purposes to the extent of the tax basis in that unitholder’s common units immediately before the distribution. Except as described below, our cash distributions in excess of a unitholder’s tax basis will be considered to be gain from the sale or exchange of our common units, taxable in accordance with the rules described under “— Disposition of Common Units” below. Any reduction in a unitholder’s share of our liabilities for which no partner, including our general partner, bears the economic risk of loss, which are known as “nonrecourse liabilities,” will be treated as a distribution of cash to that unitholder. To the extent that our distributions cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, that unitholder must recapture any losses deducted in previous years. See “— Tax Consequences of Unit Ownership — Limitations on Deductibility of Partnership Losses.”
     A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units will decrease that unitholder’s share of our nonrecourse liabilities and result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of the tax basis in that unitholder’s common units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture, and substantially appreciated “inventory items,” both as defined in Section 751 of the Internal Revenue Code and collectively referred to as “Section 751 Assets.” To that extent, the unitholder will be treated as having been distributed that unitholder’s proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to that unitholder. This latter deemed exchange will result in the unitholder’s realization of ordinary income which will equal the excess of:
•	the non-pro rata portion of that distribution; over

•	the unitholder’s tax basis for the share of Section 751 Assets deemed relinquished in the exchange.
Ratio of Taxable Income to Cash Distributions
     We estimate that a person who:
•	acquires common units in an offering pursuant to this prospectus; and

•	owns those common units through the period ending on the record date for the cash distribution payable for the fiscal quarter ended July 31, 2008, will be allocated, on a cumulative basis, an amount of federal taxable income that will be less than 10% of the cumulative cash distributed to such person for that period. The taxable income allocable to a unitholder for subsequent periods may constitute an increasing percentage of distributable cash. These estimates are based upon many assumptions regarding our business and operations, including assumptions about weather conditions in our area of operations, capital expenditures, cash flows and anticipated cash distributions. These estimates and our assumptions are subject to numerous business, economic, regulatory, competitive and political uncertainties beyond our control. Furthermore, these estimates are based on current tax law and tax reporting positions with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower and any differences could materially affect the value of our common units.
Basis of Common Units
     A unitholder will have an initial tax basis for its common units equal to the amount that unitholder paid for our common units plus that unitholder’s share of our nonrecourse liabilities. That basis will be increased by that unitholder’s share of our income and by any increases in that unitholder’s share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions that that unitholder receives from us, by that unitholder’s share of our losses, by any decreases in that unitholder’s share of our nonrecourse liabilities and by that unitholder’s share of our expenditures that are not deductible in computing our taxable income and are not required to be capitalized. A unitholder will have no share of our debt which is recourse to our general partner, but will have a share, primarily based on that unitholder’s share of profits, of our nonrecourse liabilities. See “— Disposition of Common Units — Recognition of Gain or Loss.”
Limitations on Deductibility of Partnership Losses
     The deduction by a unitholder of that unitholder’s share of our losses will be limited to the unitholder’s tax basis in its common units and, in the case of an individual unitholder or a corporate unitholder (if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by five or fewer individuals or particular tax-exempt organizations), to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than the unitholder’s tax basis. A unitholder must recapture losses deducted in previous years to the extent that our distributions cause that unitholder’s at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that the unitholder’s tax basis or at risk amount, whichever is the limiting factor, subsequently increases. Upon the taxable disposition of a common unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss, above such gain, previously suspended by the at risk or basis limitations would no longer be utilizable.
     Subject to each unitholder’s specific tax situation, a unitholder will be at risk to the extent of the tax basis in that unitholder’s common units, excluding any portion of that basis attributable to that unitholder’s share of our nonrecourse liabilities, reduced by any amount of money the unitholder borrows to acquire or hold that unitholder’s common units if the lender of such borrowed funds owns an interest in us, is related to the unitholder or can look only to the common units for repayment. A unitholder’s at risk amount will increase or decrease as the tax basis of the unitholder’s common units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in that unitholder’s share of our nonrecourse liabilities.
     The passive loss limitations provide that individuals, estates, trusts and specific closely held corporations and personal service corporations can deduct losses from passive activities (which for the most part consist of activities in which the taxpayer does not materially participate) only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations also apply to a regulated investment company (or “mutual fund”) holding an interest in a “qualified publicly-traded partnership.” See “— Tax-Exempt Organizations and Various Other Investors.” The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses generated by us will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments (including other publicly-traded partnerships) or salary or active business income. Passive losses which are not deductible because they exceed a unitholder’s share of our income may be deducted in full when that unitholder disposes of its entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions such as the at risk rules and the basis limitation.
     A unitholder’s share of our net income may be offset by any suspended passive losses from us, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded partnerships. The IRS has announced that Treasury Regulations will be issued which characterize net passive income from a publicly-traded partnership as investment income for purposes of the limitations on the deductibility of investment interest.
Limitations on Interest Deductions
     The deductibility of a non-corporate taxpayer’s “investment interest expense” is limited to the amount of such taxpayer’s “net investment income.” As noted, a unitholder’s net passive income from us will be treated as investment income for this purpose. In addition, the unitholder’s share of our portfolio income will be treated as investment income. Investment interest expense includes:
•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.
     The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a common unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income pursuant to the passive loss rules less deductible expenses, other than interest, directly connected with the production of investment income, but in most cases does not include gains attributable to the disposition of property held for investment.
Allocation of Partnership Income, Gain, Loss and Deduction
     If we have a net profit, our items of income, gain, loss and deduction, after taking into account any special allocations required under our partnership agreement, will be allocated among our general partner and the unitholders in accordance with their respective percentage interests in us. At any time that cash distributions are made to the holders of our incentive distribution rights or a disproportionate distribution is made to a holder of our common units, gross income will be allocated to the recipients to the extent of such distributions. If we have a net loss, our items of income, gain, loss and deduction, after taking into account any special allocations required under our partnership agreement, will be allocated first, to the general partner and the unitholders in accordance with their respective percentage interests in us to the extent of their positive capital accounts, as maintained under our partnership agreements, and, second, to our general partner.
     Various items of our income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of property contributed to us by our general partner or any other person contributing property to us, and to account for the difference between the fair market value of our assets and their carrying value on our books at the time of any offering made pursuant to this prospectus. The effect of these allocations to a unitholder purchasing common units pursuant to this prospectus will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of purchase. In addition, items of recapture income will be allocated to the extent possible to the partner allocated the deduction or curative allocation giving rise to the treatment of such gain as recapture income to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.
     Mayer, Brown, Rowe & Maw LLP is of the opinion that, with the exception of the issues described in “—Tax Consequences of Unit Ownership — Section 754 Election” and “— Disposition of Common Units —Allocations Between Transferors and Transferees,” the allocations in the partnership agreement of Ferrellgas Partners will be given effect for federal income tax purposes in determining how our income, gain, loss or deduction will be allocated among the holders of its equity that is outstanding immediately after an offering made pursuant to this prospectus.
Entity-Level Collections
     If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any unitholder or the general partner or any former unitholder, we are authorized to pay those taxes from our funds. Such payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to current unitholders. We are authorized to amend the partnership agreement of Ferrellgas Partners in the manner necessary to maintain uniformity of intrinsic tax characteristics of common units and to adjust subsequent distributions, so that after giving effect to such distributions, the priority and characterization of distributions otherwise applicable under that partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder in which event the unitholder could file a claim for credit or refund.

Treatment of Short Sales
     A unitholder whose common units are loaned to a “short seller” to cover a short sale of common units may be considered to have disposed of ownership of those common units. If so, that unitholder would no longer be a partner with respect to those common units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:
•	any of our income, gain, loss or deduction with respect to those common units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder with respect to those common units would be fully taxable; and

•	all of such distributions would appear to be treated as ordinary income.
     Mayer, Brown, Rowe & Maw LLP has not rendered an opinion regarding the treatment of a unitholder whose common units are loaned to a short seller; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their common units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. See “— Disposition of Common Units — Recognition of Gain or Loss.”
Alternative Minimum Tax
     Each unitholder will be required to take into account that unitholder’s distributive share of any of our items of income, gain, loss or deduction for purposes of the alternative minimum tax. A portion of our depreciation deductions may be treated as an adjustment item for this purpose. A unitholder’s alternative minimum taxable income derived from us may be higher than that unitholder’s share of our net income because we may use accelerated methods of depreciation for purposes of computing federal taxable income or loss. The minimum tax rate for non-corporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders should consult with their tax advisors as to the impact of an investment in common units on their liability for the alternative minimum tax.
Tax Rates
     The highest effective United States federal income tax rate for individuals for 2006 is 35% and the maximum United States federal income tax rate for net capital gains of an individual that are recognized prior to January 1, 2011 is 15%, if the asset disposed of was held for more than 12 months at the time of disposition.
Section 754 Election
     We have made the election permitted by Section 754 of the Internal Revenue Code. The election is irrevocable without the consent of the IRS. The election permits us to adjust a common unit purchaser’s tax basis in our assets under Section 743(b) of the Internal Revenue Code to reflect that unitholder’s purchase price when common units are purchased from a holder thereof. The Section 743(b) adjustment does not apply to a person who purchases common units pursuant to an initial offering by us (including a person who purchases the common units offered pursuant to this prospectus).
     The calculations that are required to determine a Section 743(b) adjustment are made additionally complex because common units held by the public have been issued pursuant to multiple offerings. For example, particular regulations require that the portion of the Section 743(b) adjustment that eliminates the effect of any unamortized difference in “book” and tax basis of recovery property to the holder of such a common unit be depreciated over the remaining recovery period of that property, but Treasury Regulation Section 1.167(c)-1(a)(6) may require that any such difference in “book” and tax basis of other property be depreciated over a different period. In addition, the holder of a common unit, other than a holder who purchased such common unit pursuant to an initial offering by us, may be entitled by reason of a Section 743(b) adjustment to amortization deductions in respect of property to which the traditional method of eliminating differences in “book” and tax basis applies but to which the holder of a common unit that is sold in an initial offering will not be entitled.
     Because we cannot match transferors and transferees of common units, uniformity of the economic and tax characteristics of our common units to a purchaser of such common units must be maintained. In the absence of uniformity, compliance with a number of federal income tax requirements, both statutory and regulatory, could be substantially diminished. Under the partnership agreement of Ferrellgas Partners, our general partner is authorized to take a position to preserve our ability to determine the tax attributes of a common unit from its date of purchase and the amount that is paid therefor even if that position is not consistent with the Treasury Regulations.
     We intend to depreciate the portion of a Section 743(b) adjustment attributable to any unamortized difference between the “book” and tax basis of an asset in respect of which we use the remedial method in a manner that is consistent with the regulations under Section 743 of the Internal Revenue Code as to recovery property in respect of which the remedial allocation method is adopted. Such method is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position which may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. In addition, if common units held by the public other than those that are sold in an initial offering by us are entitled to different treatment in respect of property as to which we are using the traditional method of eliminating differences in “book” and tax basis, we may also take a position that results in lower annual deductions to some or all of our unitholders than might otherwise be available. Mayer, Brown, Rowe & Maw LLP is unable to opine as to the validity of any position that is described in this paragraph because there is no clear applicable authority.
     A Section 754 election is advantageous if the tax basis in a transferee’s common units is higher than such common units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In such a case, as a result of the election, the transferee would have a higher tax basis in its share of our assets for purposes of calculating, among other items, the transferee’s depreciation and amortization deductions and the transferee’s share of any gain or loss on a sale of our assets. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in such common units is lower than such common unit’s share of the aggregate tax basis of our assets immediately prior to the transfer. However, we would be required to make a Section 743(b) adjustment in connection with such transfer if the tax basis of our assets exceeds the value of our assets by more than $250,000 immediately after such transfer (a “Substantial Built-in Loss”), even if we had not made a Section 754 election. Thus, the fair market value of our common units may be affected either favorably or adversely by the election.
     The calculations involved in the Section 754 election are complex and will be made by us on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is amortizable over a longer period of time or under a less accelerated method than most of our tangible assets. The determinations we make may be successfully challenged by the IRS and the deductions resulting from them may be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If such permission is granted, a subsequent purchaser of common units may be allocated more income than that purchaser would have been allocated had the election not been revoked, but we would still be required to make Section 743(b) adjustments with respect to any Substantial Built-in Loss existing at the time such purchaser acquired our common units.
Tax Treatment of Operations
Accounting Method and Taxable Year
     We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income that unitholder’s share of our income, gain, loss and deduction for our taxable year ending within or with that unitholder’s taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its units following the close of our taxable year but before the close of its taxable year must include that unitholder’s share of our income, gain, loss and deduction in income for its taxable year, with the result that that unitholder will be required to include in income for its taxable year that unitholder’s share of more than one year of our income, gain, loss and deduction. See “— Disposition of Common Units — Allocations Between Transferors and Transferees.”
Initial Tax Basis, Depreciation and Amortization
     We will use the tax basis of our various assets for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of such assets. Assets that we acquired from our general partner in connection with our formation initially had an aggregate tax basis equal to the tax basis of the assets in the possession of the general partner immediately prior to our formation. The majority of the assets that we acquired after our formation had an initial tax basis equal to their cost, however some of our assets were contributed to us and had an initial tax basis equal to the contributor’s tax basis in those assets immediately prior to such contribution. The federal income tax burden associated with the difference between the fair market value of our property and its tax basis immediately prior to an initial offering by us will be borne by unitholders holding interests in us prior to that offering. See “— Tax Consequences of Unit Ownership — Allocation of Partnership Income, Gain, Loss and Deduction.”
     We may elect to use permitted depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. Property we acquire or construct in the future may be depreciated using accelerated methods permitted by the Internal Revenue Code.
     If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property owned by us may be required to recapture such deductions as ordinary income upon a sale of that unitholder’s interest in us. See “— Tax Consequences of Unit Ownership — Allocation of Partnership Income, Gain, Loss and Deduction” and “— Disposition of Common Units — Recognition of Gain or Loss.”
     The costs that we incurred in our organization have previously been amortized over a period of 60 months. The costs incurred in selling our common units, i.e. syndication expenses, must be capitalized and cannot be deducted currently, ratably or upon our termination. Uncertainties exist regarding the classification of costs as organization expenses, which have previously been amortized by us over a period of 60 months, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.
Valuation and Tax Basis of our Properties
     The federal income tax consequences of the ownership and disposition of common units will depend in part on our estimates of the fair market values, and determinations of the tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the fair market value estimates ourselves. These estimates of value and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates and determinations of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units
Recognition of Gain or Loss
     Gain or loss will be recognized on a sale of common units equal to the difference between the amount realized and the unitholder’s tax basis for the common units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received plus that unitholder’s share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of common units could result in a tax liability in excess of any cash received from such sale. Prior distributions from us in excess of cumulative net taxable income in respect of a common unit which decreased a unitholder’s tax basis in such common unit will, in effect, become taxable income if our common unit is sold at a price greater than the unitholder’s tax basis in such common unit, even if the price is less than that unitholder’s original cost.
     Should the IRS successfully contest our convention to amortize only a portion of the Section 743(b) adjustment attributable to an amortizable intangible asset described in Section 197 of the Internal Revenue Code after a sale of common units, a unitholder could realize additional gain from the sale of common units than had such convention been respected. See “— Tax Consequences of Unit Ownership — Section 754 Election.” In that case, the unitholder may have been entitled to additional deductions against income in prior years but may be unable to claim them, with the result to that unitholder of greater overall taxable income than appropriate. Counsel is unable to opine as to the validity of the convention but believes such a contest by the IRS to be unlikely because a successful contest could result in substantial additional deductions to other unitholders.
     Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in common units, on the sale or exchange of a common unit will be taxable as capital gain or loss. Capital gain recognized on the sale of common units held for more than 12 months will be taxed at a maximum rate of 15% for sales occurring prior to January 1, 2011. A portion of this gain or loss, which will likely be substantial, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” owned by us. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of our common unit and may be recognized even if there is a net taxable loss realized on the sale of our common unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a disposition of common units. Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of corporations.
     The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of such interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a holder of common units will be unable to select high or low basis common units to sell, but, under the regulations, may designate specific common units sold for purposes of determining the holding period of the common units sold. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of our common units. A unitholder considering the purchase of additional common units or a sale of common units purchased in separate transactions should consult that unitholder’s tax advisor as to the possible consequences of this ruling and application of the regulations.
     The Internal Revenue Code treats a taxpayer as having sold a partnership interest, such as our units, in which gain would be recognized if it were actually sold at its fair market value, if the taxpayer or related persons enters into:
•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.
     Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property.
Allocations Between Transferors and Transferees
     In most cases, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of common units owned by each of them as of the opening of the New York Stock Exchange on the first business day of the month. However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders as of the opening of the New York Stock Exchange on the first business day of the month in which that gain or loss is recognized. As a result, a unitholder transferring common units in the open market may be allocated income, gain, loss and deduction accrued after the date of transfer.
     The use of this method may not be permitted under existing Treasury Regulations. Accordingly, Mayer, Brown, Rowe & Maw LLP is unable to opine on the validity of this method of allocating income and deductions between transferors and transferees of common units. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferors and transferees, as well as among unitholders whose interests otherwise vary during a taxable period, to conform to a method permitted under future Treasury Regulations.
     A unitholder who owns common units at any time during a quarter and who disposes of such common units prior to the record date set for a cash distribution with respect to such quarter will be allocated items of our income, gain, loss and deduction attributable to such quarter but will not be entitled to receive that cash distribution.
Notification Requirements
     A unitholder who sells or exchanges common units is required to notify us in writing of that sale or exchange within 30 days after the sale or exchange and in any event by no later than January 15 of the year following the calendar year in which the sale or exchange occurred. We are required to notify the IRS of that transaction and to furnish specific information to the transferor and transferee. However, these reporting requirements do not apply with respect to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Additionally, a transferor and a transferee of a common unit will be required to furnish statements to the IRS, filed with their income tax returns for the taxable year in which the sale or exchange occurred, that sets forth the amount of the consideration paid for the common unit. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.
Constructive Termination
     We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A termination of us will result in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a year ending December 31, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in that unitholder’s taxable income for the year of our termination. New tax elections required to be made by us, including a new election under Section 754 of the Internal Revenue Code, must be made subsequent to a termination, and a termination could result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted prior to the termination.

Tax-Exempt Organizations and Various Other Investors
     Ownership of common units by employee benefit plans, other tax-exempt organizations, nonresident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to such persons and, as described below, may substantially increase the tax liability and requirements imposed on such persons.
     Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of the taxable income derived by such an organization from the ownership of a common unit will be unrelated business taxable income and thus will be taxable to such a unitholder.
     Pursuant to new Section 4965 of the Internal Revenue Code, certain tax-exempt investors and their managers may be subject to excise taxes if we engage in a transaction that is a “prohibited tax shelter transaction,” which includes listed transactions and certain reportable transactions offered under conditions of confidentiality or as to which the intended tax benefits are contractually protected. Although we do not intend to invest in a listed transaction or a reportable transaction, we could inadvertently invest in a prohibited reportable transaction. Each tax-exempt entity should consult its own tax advisor regarding an investment in our common units.
     A regulated investment company (or “mutual fund”) is required to derive 90% or more of its gross income from interest, dividends, gains from the sale of stocks or securities or foreign currency or related sources, and net income derived from an interest in a “qualified publicly-traded partnership.” However, no more than 25% of the value of a regulated investment company’s total assets may be invested in the securities of one or more qualified publicly-traded partnerships. A qualified publicly-traded partnership is a publicly-traded partnership as to which less than 90% of its gross income for each taxable year consists of interest, dividends, gains from the sale of stocks or securities or foreign currency or related sources. We expect Ferrellgas Partners to be treated as a qualified publicly-traded partnership.
     Non-resident aliens and foreign corporations, trusts or estates which hold common units will be considered to be engaged in business in the United States on account of ownership of common units. As a consequence, they will be required to file federal tax returns in respect of their share of our income, gain, loss or deduction and pay federal income tax at regular rates on any net income or gain. Moreover, under rules applicable to publicly-traded partnerships, we will withhold at the highest effective tax rate applicable to individuals, currently 35%, from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 BEN or applicable substitute form in order to obtain credit for the taxes withheld. A change in applicable law may require us to change these procedures.
     In addition, because a foreign corporation which owns common units will be treated as engaged in a United States trade or business, that corporation may be subject to United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its allocable share of our income and gain (as adjusted for changes in the foreign corporation’s “U.S. net equity”) which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country with respect to which the foreign corporate unitholder is a “qualified resident.” In addition, such a unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.
     Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a common unit will be subject to federal income tax on gain realized on the disposition of such common unit to the extent that such gain is effectively connected with a United States trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed upon the disposition of a common unit if that foreign unitholder has held less than 5% in value of our common units during the five-year period ending on the date of the disposition and if our common units are regularly traded on an established securities market at the time of the disposition.

Administrative Matters
Information Returns and Audit Procedures
     We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which sets forth each unitholder’s share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which in most cases will not be reviewed by counsel, we will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine the unitholder’s share of income, gain, loss and deduction. There is no assurance that any of those conventions will yield a result which conforms to the requirements of the Internal Revenue Code, regulations or administrative interpretations of the IRS. We cannot assure prospective unitholders that the IRS will not successfully contend in court that such accounting and reporting conventions are impermissible. Any such challenge by the IRS could negatively affect the value of our common units.
     The IRS may audit our federal income tax information returns. Adjustments resulting from any such audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of the unitholder’s own return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.
     In most respects, partnerships are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. Our partnership agreements appoint our general partner as our Tax Matters Partner.
     The Tax Matters Partner will make various elections on our behalf and on behalf of the unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give such authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review (by which all the unitholders are bound) of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, such review may be sought by any unitholder having at least a 1% interest in our profits and by the unitholders having in the aggregate at least a 5% profits interest. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.
     A unitholder must file a statement with the IRS identifying the treatment of any item on that unitholder’s federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of the consistency requirement may subject a unitholder to substantial penalties.
Nominee Reporting
     Persons who hold an interest in us as a nominee for another person are required to furnish to us:
•	the name, address and taxpayer identification number of the beneficial owner and the nominee;

•	whether the beneficial owner is:
•	a person that is not a United States person;

•	a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing; or

•	a tax-exempt entity;
•	the amount and description of common units held, acquired or transferred for the beneficial owner; and

•	particular information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.
     Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on common units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report this information to us. The nominee is required to supply the beneficial owner of our common units with the information furnished to us.
Tax Shelter Reporting Rules
     Treasury Regulations require taxpayers to report particular information on Form 8886 if they participate in a “reportable transaction.” Unitholders may be required to file this form with the IRS. A transaction may be a reportable transaction based upon any of several factors. Unitholders are urged to consult with their own tax advisors concerning the application of any of these factors to their investment in our common units. Significant penalties may be imposed for failure to comply with these disclosure requirements. Disclosure and information maintenance obligations are also imposed on “material advisors” that organize, manage or sell interests in reportable transactions. Unitholders are urged to consult with their own tax advisors concerning any possible disclosure obligation with respect to their investment and should be aware that we and our material advisors intend to comply with the disclosure and information maintenance requirements.
Accuracy-Related Penalties
     An additional tax equal to 20% of the amount of any portion of an underpayment of tax which is attributable to one or more of particular listed causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, with respect to any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith with respect to that portion.
     A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds (i) the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000, or (ii) in the case of most corporations, the lesser of 10% of the tax required to be shown on the return for the taxable year or $10,000,000. The amount of any understatement subject to penalty is reduced if any portion is attributable to a position adopted on the return:
•	with respect to which there is, or was, “substantial authority;” or

•	as to which there is a reasonable basis and the pertinent facts of such position are disclosed on the return.
This reduction does not apply to an understatement attributable to a “tax shelter,” a term that in this context does not appear to include us.
     An additional penalty tax applies to certain “listed transactions” and reportable transactions with a significant tax avoidance purposes (“reportable avoidance transactions”). The amount of the penalty is equal to 20% of any understatement of income tax attributable to an adequately disclosed reportable avoidance transaction. No penalty will be imposed, however, if the relevant facts affecting the tax treatment of the transaction are adequately disclosed, there is or was substantial authority for the claimed tax treatment, and the taxpayer reasonably believed that the claimed tax treatment was more likely than not the proper treatment. If the reportable avoidance transaction is not adequately disclosed, this exception will not apply and the penalty will be increased to 30% of the understatement.
     If any item of our income, gain, loss or deduction included in the distributive shares of unitholders might result in such an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty.
     A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of such valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000, $10,000 for most corporations. If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.
State, Local and Other Tax Consequences
     In addition to federal income taxes, unitholders will be subject to other taxes, such as state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on that unitholder’s investment in us. We currently conduct business in all 50 states. A unitholder will be required to file state income tax returns and to pay state income taxes in some or all of the states in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred (if, for example, we have no income from sources within that state) and also may not be available to offset income in subsequent taxable years. Some of the states may require that we, or we may elect to, withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the state, does not relieve the non-resident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. See “— Tax Consequences of Unit Ownership — Entity-Level Collections.” Based on current law and our estimate of future operations, we anticipate that any amounts required to be withheld will not be material.
     It is the responsibility of each unitholder to investigate the legal and tax consequences under the laws of pertinent states and localities of that unitholder’s investment in us. Accordingly, each prospective unitholder should consult, and must depend upon, that unitholder’s own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state and local, as well as U.S. federal, tax returns that may be required of such unitholder. Mayer, Brown, Rowe & Maw LLP has not rendered an opinion on the state or local tax consequences of an investment in us.
INVESTMENT IN US BY EMPLOYEE BENEFIT PLANS
     An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to:
•	the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, often referred to as ERISA; and

•	restrictions imposed by Section 4975 of the Internal Revenue Code.
     For these purposes, the term “employee benefit plan” may include:
•	qualified pension, profit-sharing and stock bonus plans;

•	simplified employee pension plans; and

•	tax deferred annuities or individual retirement accounts established or maintained by an employer or employee organization.
     Prior to making an investment in us, consideration should be given to, among other things:
•	whether the investment is permitted under the terms of the employee benefit plan;

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

•	whether in making the investment, the employee benefit plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA;

•	whether the investment will result in recognition of unrelated business taxable income by the employee benefit plan and, if so, the potential after-tax investment return; and

•	whether, as a result of the investment, the employee benefit plan will be required to file an exempt organization business income tax return with the IRS.
     See “Tax Consequences — Disposition of Common Units — Tax-Exempt Organizations and Various Other Investors.”
     The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the employee benefit plan. A fiduciary should also consider whether the employee benefit plan will, by investing in us, be deemed to own an undivided interest in our assets. If so, our general partner would also be a fiduciary of the employee benefit plan, and we would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.
     Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans, and also individual retirement accounts that are not considered part of an employee benefit plan, from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the employee benefit plan. The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:
•	the equity interests acquired by employee benefit plans are publicly-offered securities; meaning the equity interests are:

•	widely held by 100 or more investors independent of us and each other;

•	freely transferable; and

•	registered under some provisions of the federal securities laws;

•	the entity is an “operating company;” meaning that it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority owned subsidiary or subsidiaries; or

•	there is no significant investment by employee benefit plan investors; meaning that less than 25% of the value of each class of equity interest, disregarding particular interests held by our general partner, its affiliates, and particular other persons, is held by:

•	the employee benefit plans referred to above;

•	individual retirement accounts; and

•	other employee benefit plans not subject to ERISA, including governmental plans.
     Our assets should not be considered “plan assets” under these regulations because it is expected that an investment in us will satisfy the requirements of the first bullet point immediately above.
     Plan fiduciaries contemplating an investment in us should consult with their own counsel regarding the potential consequences of such an investment under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or otherwise violate any applicable statutory provisions.
PLAN OF DISTRIBUTION
     Except to the extent the plan administrator purchases common units in the open market, we will sell directly to the plan administrator the common units acquired under our plan. There are no brokerage commissions in connection with the purchases of such newly-issued common units.
     In connection with the administration of our plan, we may be requested to approve investments made pursuant to requests for waiver by or on behalf of participants or other investors who may be engaged in the securities business.
     Persons who acquire common units through our plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the common units so purchased. We may, however, accept investments made pursuant to requests for waiver by such persons.
     From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any waiver discounts applicable to investments made pursuant to requests for waiver under our plan. Those transactions may cause fluctuations in the trading volume of our common units. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of common units to be received under our plan. We reserve the right to modify, suspend or terminate participation in our plan by otherwise eligible persons to eliminate practices that are inconsistent with the purpose of the plan.
     In connection with any investment in which the plan administrator purchases common units on the open market, you will pay your pro rata share of all brokerage commissions and fees. Upon withdrawal by a participant from our plan by the sale of common units held under our plan, the participant will receive the proceeds of that sale less a service fee, a processing fee (which includes brokerage commissions) and any applicable withholdings, transfer or other taxes. Our common units may not be available under our plan in all states.
SALES OF COMMON UNITS BY PLAN PARTICIPANTS
     Plan participants, other than our directors and qualified employees, who request the sale of any of their common units held in our plan must pay a service fee of $15.00 per sale and a processing fee currently equal to $0.12 per unit (which includes brokerage commissions), as well as any required tax withholdings. Our directors and qualified employees must pay only a processing fee currently equal to $0.12 per unit (which includes brokerage commissions), as well as any required tax withholdings. Our common units may not be available under our plan in all states. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of our common units in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

WHERE YOU CAN FIND MORE INFORMATION
Where Documents are Filed; Copies of Documents
     We file annual, quarterly and other reports and other information with the SEC. You may read and download our SEC filings over the Internet from several commercial document retrieval services as well as at the SEC’s website at http://www.sec.gov. You may also read and copy our SEC filings at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information concerning the Public Reference Room and any applicable copy charges. You can also obtain information about us through the New York Stock Exchange, 11 Wall Street, New York, New York 10005, on which our common units are listed.
     In addition, you may also access further information about us by visiting our website at http://www.ferrellgas.com. Please note that the information and materials found on our website, except for our SEC filings expressly described below, are not part of this prospectus and are not incorporated by reference into this prospectus.
Incorporation of Documents by Reference
     We have filed with the SEC a registration statement on Form S-3 with respect to the common units offered by this prospectus. This prospectus is a part of that registration statement. As allowed by the SEC, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. Instead, the SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose particular important information to you without actually including such information in this prospectus by simply referring you to another document that we filed separately with the SEC.
     The information we incorporate by reference is an important part of this prospectus and should be carefully read in conjunction with this prospectus and any prospectus supplement. Information that we file with the SEC after the date of this prospectus will automatically update and may supersede some of the information in this prospectus as well as information we previously filed with the SEC and that was incorporated by reference into this prospectus.
     The following documents are incorporated by reference into this prospectus:
•	the description of Ferrellgas Partners, L.P.’s common units in its registration statement on Form 8-A/A, as filed with the SEC on December 7, 2005, and any amendments or reports filed to update the description;

•	the Annual Report on Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P. and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2006, as filed with the SEC on October 12, 2006;

•	the Current Report on Form 8-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P. and Ferrellgas Finance Corp., as filed with the SEC on December 7, 2006; and

•	all reports or documents that we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until the earlier of the termination of the registration statement to which this prospectus relates or until we sell all of the common units offered by this prospectus.
     If information in any of these incorporated documents conflicts with information in this prospectus or any prospectus supplement, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the information in the most recent incorporated document.

     You may request from us at no cost a copy of any document we incorporate by reference, excluding all exhibits to such incorporated documents (unless we have specifically incorporated by reference such exhibits either in this prospectus or in the incorporated document), by making such a request in writing or by telephone to the following address:
Ferrellgas, Inc.
7500 College Boulevard, Suite 1000
Overland Park, Kansas 66210
Attention: Investor Relations
(913) 661-1533
Except as provided above, no other information (including information on our website) is incorporated by reference into this prospectus.
LEGAL MATTERS
     Particular legal matters related to the common units described in this prospectus, including the validity of the common units thereof, have been passed upon for us by Mayer, Brown, Rowe & Maw LLP.
EXPERTS
     The consolidated financial statements, the related financial statement schedules, and management’s report on the effectiveness of internal control over financial reporting of Ferrellgas Partners, L.P. and Ferrellgas, L.P. and the financial statements of Ferrellgas Partners Finance Corp. and Ferrellgas Finance Corp. incorporated in this prospectus by reference from Ferrellgas Partners, L.P.’s, Ferrellgas Partners Finance Corp.’s, Ferrellgas L.P.’s, and Ferrellgas Finance Corp.’s Annual Report on Form 10-K for the year ended July 31, 2006, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
     The consolidated financial statements of Ferrellgas, Inc. and subsidiaries incorporated in this prospectus by reference from Ferrellgas Partners, L.P.’s, Ferrellgas Partners Finance Corp.’s, Ferrellgas L.P.’s, and Ferrellgas Finance Corp.’s Current Report on Form 8-K dated December 7, 2006, has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
FORWARD-LOOKING STATEMENTS
     This prospectus and the documents we have incorporated by reference include forward-looking statements. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. They often use words such as “anticipate,” “believe,” “intend,” “plan,” “projection,” “forecast,” “strategy,” “position,” “continue,” “estimate,” “expect,” “may,” “will,” or the negative of those terms or other variations of them or comparable terminology. These statements often discuss plans, strategies, events or developments that we expect or anticipate will or may occur in the future and are based upon the beliefs and assumptions of our management and on the information currently available to them. In particular, statements, express or implied, concerning our future operating results or our ability to generate sales, income or cash flow are forward-looking statements.
     Forward-looking statements are not guarantees of performance. You should not put undue reliance on any forward-looking statements. All forward-looking statements are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially from those expressed in or implied by these forward-looking statements. Many of the factors that will affect our future results are beyond our ability to control or predict.

     Some of our forward-looking statements include the following:
•	whether the operating partnership will have sufficient funds to meet its obligations, including its obligations under its debt securities, and to enable it to distribute to Ferrellgas Partners sufficient funds to permit Ferrellgas Partners to meet its obligations with respect to its existing debt and equity securities;

•	whether we and the operating partnership will continue to meet all of the quarterly financial tests required by the agreements governing our and its indebtedness; and

•	the expectation that propane and other liquid sales, cost of product sold, gross profit, operating income and net earnings will increase.
     For a more detailed description of these particular forward-looking statements and for other factors that may affect any forward-looking statements, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Item 7 of our most recently-filed Annual Report on Form 10-K, and in Item 2 of our most recently-filed Quarterly Report on Form 10-Q, both as incorporated herein by reference. See “Where You Can Find More Information.”
     When considering any forward-looking statement, you should also keep in mind the risk factors described under the section entitled “Risk Factors” of our most recently-filed Annual Report on Form 10-K, or in an applicable prospectus supplement. See “Where You Can Find More Information.” Any of these risks could impair our business, financial condition or results of operation. Any such impairment may affect our ability to make distributions to our unitholders or pay interest on the principal of any of our debt securities. In addition, the trading price of our common units could decline as a result of any such impairment. Except for our ongoing obligations to disclose material information as required by federal securities laws, we undertake no obligation to update any forward-looking statements after we distribute this prospectus and any applicable prospectus supplement.
     In addition, the classification of Ferrellgas Partners as a partnership for federal income tax purposes means that Ferrellgas Partners does not generally pay federal income taxes. Ferrellgas Partners does, however, pay taxes on the income of its subsidiaries that are corporations. Ferrellgas Partners relies on a legal opinion from its counsel, and not a ruling from the Internal Revenue Service, as to its proper classification for federal income tax purposes. See the section entitled “Risk Factors — Tax Risks” of our most recently-filed Annual Report on Form 10-K.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
     We will incur and pay all of the following expected costs in connection with the common units being registered hereby. All amounts, other than the SEC registration fee, are estimated. We expect to incur additional fees in connection with the issuance and distribution of the common units registered hereby but the amount of such expenses cannot be estimated at this time as they will depend upon the form and timing of such offerings and other related matters.

SEC registration fee	$18,094
Legal fees and expenses	10,000
Accounting fees and expenses	10,000
Printing expenses	0
Miscellaneous	0

Total	$38,094
Item 15. Indemnification of Directors and Officers
     We have no employees, officers or directors, but are managed and operated by the employees, officers and directors of our general partner, Ferrellgas, Inc.
     Our partnership agreement provides that we, subject to any limitations expressly provided in our partnership agreement, shall indemnify and hold harmless to the fullest extent permitted by current applicable law or as such law may hereafter be amended (but, in the case of any such amendment, only to the extent that the amendment permits us to provide broader indemnification rights) particular persons (each, an “Indemnitee”) from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of their status as:
•	our general partner, our former general partner, or any of their affiliates;

•	an officer, director, employee, partner, agent or trustee of us, our general partner, our former general partner, or any of their affiliates; or

•	a person or entity serving at our request in another entity in a similar capacity.
     This indemnification is available only if the Indemnitee acted in good faith, in a manner in which the Indemnitee believed to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not of itself create a presumption that the Indemnitee acted in a manner contrary to that specified in the immediately preceding sentence. Any indemnification shall be made only out of our assets and our general partner shall not be personally liable for any indemnification and shall have no obligation to contribute or loan any money or property to us to enable us to effect any indemnification. In no event may an Indemnitee subject our limited partners to personal liability by reason of being entitled to indemnification.
     To the fullest extent permitted by current applicable law or as such law may hereafter be amended (but, in the case of such amendment, only to the extent that the amendment permits us to provide broader indemnification rights), expenses (including, without limitation, legal fees and expenses) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by us prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by us of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall ultimately be determined by a court of competent jurisdiction that the Indemnitee is not entitled to indemnification.
     We have, to the extent commercially reasonable, purchased and currently maintain (or reimburse our general partner or its affiliates for the cost of) insurance, on behalf of our general partner and such other persons or entities as our general partner has determined, including particular other Indemnitees, against any liability that may be asserted against or expenses that may be incurred by such person or entity in connection with our activities or in connection with such person’s or entity’s activities related to us in such person’s or entity’s professional capacity, regardless of whether we would have the power to indemnify such person or entity against such liability under the provisions of our partnership agreement.
     An Indemnitee shall not be denied indemnification by us, in whole or in part, because the Indemnitee had an interest in the transaction with respect to which the indemnification applies so long as the transaction was otherwise permitted by the terms of our partnership agreement. Notwithstanding anything to the contrary set forth in our partnership agreement, no Indemnitee shall be liable for monetary damages to us, the limited partners, their assignees or any other persons or entities who have acquired partnership interests in us for losses sustained or liabilities incurred as a result of any act or omission if such Indemnitee acted in good faith. Also, our general partner shall not be responsible for any misconduct or negligence on the part of any agent appointed by our general partner in good faith to exercise any of the powers granted to our general partner or to perform any of the duties imposed upon it pursuant to our partnership agreement.
Ferrellgas, Inc.
     The Certificate of Incorporation, as amended, and bylaws of Ferrellgas, Inc. also provide for similar indemnification rights and benefits for its officers and directors from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any officer or director of Ferrellgas, Inc. may be involved, or is threatened to be involved, as a party or otherwise; provided, however, the officers or directors must have acted in good faith, in a manner in which such person or entity believed to be in, or not opposed to, the best interests of Ferrellgas, Inc. and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Ferrellgas, Inc. is also under similar obligations to advance expenses to its officers and directors relating to indemnified claims and Ferrellgas, Inc. has, to the extent commercially reasonable, purchased and currently maintains insurance on behalf of its officers and directors.
     Furthermore, the directors of Ferrellgas, Inc. are not personally liable to Ferrellgas, Inc. or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:
•	for any breach of the director’s duty of loyalty to Ferrellgas, Inc. or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions under Section 174 of the General Corporation Law of the State of Delaware; or

•	for any transaction from which the director derived an improper personal benefit.
     Ferrellgas, Inc., and Ferrell Companies, Inc., its sole shareholder, have also entered into an employment agreement with James E. Ferrell. Pursuant to this employment agreement, Ferrellgas, Inc. and Ferrell Companies, Inc. have agreed to indemnify Mr. Ferrell to the fullest extent permitted by law against any liability he incurs, or that is threatened against him, during or after termination of his employment, by reason of the fact that he was a director, officer, employee or agent of Ferrellgas, Inc. and Ferrell Companies, Inc. These indemnity obligations also extend to any service at the request of Ferrellgas, Inc. or Ferrell Companies, Inc. as a director, officer, employee or agent of another corporation or entity.
     None of the indemnification rights described herein are exclusive of any other rights to which an Indemnitee, or other applicable person, may be entitled under any bylaw, agreement, vote of stockholders, unitholders or disinterested directors, as a matter of law or otherwise, both as to action in the Indemnitee’s, or other applicable person’s, official capacity with Ferrellgas Partners or Ferrellgas, Inc. and as to action in another capacity while holding such office, and shall continue after the Indemnitee, or other applicable person, has ceased to be an officer or director of Ferrellgas Partners or Ferrellgas, Inc., and shall inure to the benefit of the heirs, executors and administrators of the Indemnitee, or other applicable person.
Item 16. Exhibits

Exhibit Number	Description
3.1	Fourth Amended and Restated Agreement of Limited Partnership of Ferrellgas Partners, L.P. dated as of February 18, 2003. Incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K of Ferrellgas Partners, L.P. filed February 18, 2003.

3.2	First Amendment to the Fourth Amended and Restated Agreement of Limited Partnership of Ferrellgas Partners, L.P., dated as of March 8, 2005. Incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed March 8, 2005.

3.3	Second Amendment to the Fourth Amended and Restated Agreement of Limited Partnership of Ferrellgas Partners, L.P., dated as of June 29, 2005. Incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed June 30, 2005.

3.4	Third Amendment to the Fourth Amended and Restated Agreement of Limited Partnership of Ferrellgas Partners, L.P., dated as of October 12, 2006. Incorporated by reference to Exhibit 3.4 to our Annual Report on Form 10-K filed October 12, 2006.

4.1	Specimen Certificate evidencing Common Units representing Limited Partner Interests (contained in Exhibit 3.1 as Exhibit A thereto).

**5.1	Opinion of Mayer, Brown, Rowe & Maw LLP as to the legality of the common units registered hereby.

**8.1	Opinion of Mayer, Brown, Rowe & Maw LLP as to tax matters.

*23.1	Consent of Deloitte & Touche LLP.

**23.2	Consent of Mayer, Brown, Rowe & Maw LLP (contained in Exhibits 5.1 and 8.1 herewith).

*	Filed herewith.

**	Previously filed.

Item 17. Undertakings
The undersigned registrant hereby undertakes:
     A. to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          1. to include any prospectus required by Section 10(a)(3) of the Securities Act;
          2. to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
          3. to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs A.1 and A.2 above do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
Provided, however, that:
paragraphs A.1 and A.2 above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement; and
paragraphs A.1, A.2 and A.3 above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     B. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     C. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     D. That, for the purpose of determining liability under the Securities Act to any purchaser:
          1. If the registrant is relying on Rule 430B:
               a. Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

               b. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
          2. If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in this registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such date of first use.
     E. That, for the purpose of determining liability of a registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
          1. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
          2. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
          3. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
          4. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
     F. That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     G. The undersigned registrant hereby undertakes that:

          1. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
          2. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     H. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on December 7, 2006.

FERRELLGAS PARTNERS, L.P.

By:	FERRELLGAS, INC., its general partner

By:	/s/ Kevin T. Kelly

Kevin T. Kelly
Senior Vice President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

* James E. Ferrell	Chairman and Chief Executive Officer of Ferrellgas, Inc. (Principal Executive Officer)	December 7, 2006

* William K. Hoskins	Director of Ferrellgas, Inc.	December 7, 2006

* A. Andrew Levison	Director of Ferrellgas, Inc.	December 7, 2006

* John R. Lowden	Director of Ferrellgas, Inc.	December 7, 2006

* Michael F. Morrissey	Director of Ferrellgas, Inc.	December 7, 2006

* Billy D. Prim	Director of Ferrellgas, Inc.	December 7, 2006

* Elizabeth T. Solberg	Director of Ferrellgas, Inc.	December 7, 2006

/s/ Kevin T. Kelly Kevin T. Kelly	Senior Vice President and Chief Financial Officer of Ferrellgas, Inc. (Principal Financial and Accounting Officer)	December 7, 2006
*   Signature by Kevin T. Kelly under the Power of Attorney

By:	/s/ Kevin T. Kelly Kevin T. Kelly Attorney-in-Fact

S-1

Exhibit Index

Exhibit Number	Description
3.1	Fourth Amended and Restated Agreement of Limited Partnership of Ferrellgas Partners, L.P. dated as of February 18, 2003. Incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K of Ferrellgas Partners, L.P. filed February 18, 2003.

3.2	First Amendment to the Fourth Amended and Restated Agreement of Limited Partnership of Ferrellgas Partners, L.P., dated as of March 8, 2005. Incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed March 8, 2005.

3.3	Second Amendment to the Fourth Amended and Restated Agreement of Limited Partnership of Ferrellgas Partners, L.P., dated as of June 29, 2005. Incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed June 30, 2005.

3.4	Third Amendment to the Fourth Amended and Restated Agreement of Limited Partnership of Ferrellgas Partners, L.P., dated as of October 12, 2006. Incorporated by reference to Exhibit 3.4 to our Annual Report on Form 10-K filed October 12, 2006.

4.1	Specimen Certificate evidencing Common Units representing Limited Partner Interests (contained in Exhibit 3.1 as Exhibit A thereto).

**5.1	Opinion of Mayer, Brown, Rowe & Maw LLP as to the legality of the common units registered hereby.

**8.1	Opinion of Mayer, Brown, Rowe & Maw LLP as to tax matters.

*23.1	Consent of Deloitte & Touche LLP.

**23.2	Consent of Mayer, Brown, Rowe & Maw LLP (contained in Exhibits 5.1 and 8.1 herewith).

*	Filed herewith.

**	Previously filed.

Exhibit Index